UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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COSÌ, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

April 18, 2016

Dear Fellow Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Così, Inc. (“Così”, the “Company”, “we”, “us” or “our”) to be held on Wednesday, May 18, 2016, commencing at 8:00 a.m. Eastern Time, at Two International Place, Fourth Floor, Boston, Massachusetts 02110, at the offices of BDO USA, LLP (the “Annual Meeting”).

At the Annual Meeting, you will be asked to (i) consider and vote upon the election of three directors, (ii) ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, (iii) approve, in a non-binding vote, the compensation of our named executive officers, and (iv) approve an amendment to our Amended and Restated Certificate of Incorporation to effect, at any time prior to the next Annual Meeting, a reverse stock split of the outstanding and treasury shares of our common stock having a split ratio ranging from one-for-two to one-for-twenty as such split ratio shall be determined by our board of directors to be in the best interests of the Company and its stockholders. Each of these proposals is more fully described in the Notice of Annual Meeting and Proxy Statement that follows.

We hope that you will find it convenient to attend the Annual Meeting in person. Whether or not you expect to attend personally, please vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure your representation at the Annual Meeting and the presence of a quorum. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person. You may obtain directions to the location by contacting Investor Relations at (857) 415- 5000.

A copy of our Annual Report to Stockholders, which includes a copy of our Form 10-K for the fiscal year ended December 28, 2015, is being provided to each of our stockholders with this Proxy Statement. Additional copies may be obtained by writing to Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108, Attention: Investor Relations, or by contacting Cosi, Inc. by email at investorrelations@getcosi.com.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure that your shares will be represented. If you attend the meeting personally, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of the directors, officers and employees of Così, we would like to express our appreciation for your continued support.

Mark Demilio Chairman of the Board	R. J. Dourney CEO and President

COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2016

Dear Stockholders:

The 2016 Annual Meeting of Stockholders of Così, Inc., a Delaware corporation (“Così”, the “Company”, “we”, “us” or “our”), will be held at 8:00 a.m. Eastern Time on Wednesday, May 18, 2016, at Two International Place, Fourth Floor, Boston, Massachusetts 02110, at the offices of BDO USA, LLP (the “Annual Meeting”). The items of business to be transacted at the Annual Meeting are:

1.	To elect three directors to serve for a three-year term expiring at the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2.	To consider and ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017;
3.	To approve, in a non-binding vote, the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K;
4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to effect at any time prior to the next Annual Meeting, a reverse stock split of the outstanding and treasury shares of our common stock having a split ratio ranging from one-for-two to one-for-twenty (“Split Ratio”), as such Split Ratio shall be determined by the Board of Directors of the Company to be in the best interest of the Company and its stockholders, and pay to our stockholders cash in lieu of fractional shares at fair market value. The Board of Directors reserves the right, after stockholder approval, to forego or postpone the filing of the amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split if it determines that action not to be in the best interest of the Company and its stockholders; and
5.	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends that you vote: FOR the three nominees for director; FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm; FOR the approval of the compensation of our named executive officers as disclosed in our Proxy Statement pursuant to Item 402 of Regulation S-K; and FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect, at any time prior to the next Annual Meeting, a reverse stock split of the outstanding and treasury shares of our common stock having a split ratio ranging from one-for-two to one-for-twenty as such split ratio shall be determined by our Board of Directors too be in the best interest of the Company and its stockholders.

The Board of Directors has fixed the close of business on March 28, 2016, as the record date for the determination of stockholders entitled to notice of and to vote on any matters that may properly come before the Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

Vicki Baue
Assistant Secretary
Dated:	April 18, 2016 Boston, Massachusetts

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the enclosed envelope to ensure that your shares will be represented. If you attend the meeting personally, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

COSÌ, INC.
294 Washington Street, Suite 510
Boston, Massachusetts 02108

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2016

SOLICITATION OF PROXIES

This Proxy Statement is furnished to you by the Board of Directors of Così, Inc., a Delaware corporation (“Così”, the “Company”, “we”, “us”, or “our”), in connection with the solicitation of proxies to be voted at our 2016 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting (the “Annual Meeting”). Our Annual Meeting will be held at 8:00 a.m. Eastern Time on Wednesday, May 18, 2016, at Two International Place, Fourth Floor, Boston, Massachusetts 02110, at the offices of BDO USA, LLP, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the Annual Meeting in person. You may obtain directions to the location by contacting Investor Relations at (857) 415-5000. Whether or not you expect to attend in person, please vote your shares by completing, signing and dating the enclosed proxy and promptly returning it in the envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person. This Notice of Annual Meeting, Proxy Statement, Proxy Card and the accompanying Così, Inc. 2015 Annual Report, which includes the Annual Report on Form 10-K, are being mailed to our stockholders on or about April 19, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 18, 2016.

This Proxy Statement, the Notice of Annual Meeting of Stockholders
and Our Annual Report to Stockholders are available at
http://getcosi.com/investor-info.html

In voting by proxy with regard to the election of directors, stockholders may vote in favor of each nominee or withhold their votes as to each nominee. In voting by proxy with regard to the ratification of the appointment of our independent registered public accounting firm, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. In voting by proxy with regard to the non-binding resolution to approve the compensation of our named executive officers, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. In voting by proxy with regard to approval of the reverse stock split, stockholders may vote in favor of the proposal or against it, or they may abstain from voting. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

If no direction is given on a proxy with respect to a proposal, the proxy will be voted FOR the three nominees for director; FOR the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm; FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K; and FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to effect, at any time prior to the next Annual Meeting, a reverse stock split of the outstanding and treasury shares of our common stock having a split ratio ranging from one-for-two to one-for-twenty as such split ratio shall be determined by our Board to be in the best interests of the Company and its stockholders. As to any other matter of business that may be brought before the Annual Meeting, such proxy will be voted in accordance with the judgment of the persons named in the proxy.

A stockholder who has submitted a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of Così, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

VOTING SECURITIES

The Board of Directors has fixed the close of business on March 28, 2016, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. Holders of record of our common stock as of the close of business on March 28, 2016, will be entitled to one vote for each share held. On March 28, 2016, there were 47,803,961 shares of our common stock, par value $0.01 per share, outstanding, all of which are entitled to vote with respect to all matters acted upon at the Annual Meeting.

A majority of the outstanding shares of our common stock, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of our common stock represented at the meeting and entitled to vote is required for the election of directors. Shares for which the vote is properly withheld will not be counted toward a director nominee’s achievement of a plurality.

The affirmative vote of a majority of the votes cast by stockholders who are entitled to vote and are present in person or represented by proxy at the meeting is required for (i) the ratification of BDO USA, LLP, as our independent registered public accounting firm, and (ii) approval of the advisory vote on executive compensation. The affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to approve the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split. Abstentions with respect to the ratification of BDO USA, LLP, as our independent registered public accounting firm, and approval of the advisory vote on executive compensation, will be counted as present for purposes of determining a quorum, but will not be counted as “votes cast” and will have no effect on the outcome of these proposals. Abstentions with respect to the approval of the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split will be counted as present for purposes of determining a quorum and will have the same effect as votes “AGAINST” such matter.

If you are a beneficial owner whose shares are held in an account by a broker, you must instruct your broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote”. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. On any matter for which the vote required is a majority of the votes cast, the practical effect of a broker non-vote will be the reduction of the total number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which a majority is calculated, since the broker non-votes will not be deemed to be entitled to vote on that proposal.

Brokers will have discretionary voting power to vote on the ratification of BDO USA, LLP, as our independent registered public accounting firm, and, accordingly, we do not expect there to be any broker non-votes on this proposal. Brokers will not have discretionary voting power to vote on the election of directors, the advisory vote on executive compensation, or with respect to the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split. A broker non-vote on any matter for which the vote required is a plurality or a majority of the votes cast will not affect the outcome of such vote. A broker non-vote on any matter for which the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required will have the same effect as a vote “AGAINST” such matter.

If your shares are registered in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, then you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by the Company. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet if available.

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our Proxy Statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108, Attention: Investor Relations, or to investorrelations@getcosi.com.

Stockholders of record residing at the same address and currently receiving multiple copies of this Proxy Statement may contact our Corporate Secretary to request that only a single copy of our Proxy Statement be mailed in the future.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 28, 2016, the following are the only persons known to the Company to be the beneficial owners of more than 5% of our outstanding shares of common stock.

Beneficial Owners of More Than 5% Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Beneficially Owned (1)
Janus Capital Management LLC Plaisance Fund LP 151 Detroit Street Denver, Colorado 80206	9,405,129	(2)	19.67%

Trishield Special Situations Master Fund Ltd. Trishield Capital Management LLC Alan Jeffrey Buick, Jr. Robert L. Harteveldt c/o Trishield Capital Management LLC 540 Madison Avenue, 14th Floor New York, New York 10022	4,457,875	(3)	9.32%

Lloyd Miller, III 222 Lakeview Avenue, Suite 160-365 West Palm Beach, Florida 33401	2,807,784	(4)	5.87%

Robert J. Dourney c/o Cosi, Inc. 290 Washington Street, Suite 510 Boston, Massachusetts 02108	2,593,077	(5)	5.42%
(1)	Ownership percentages are based on 47,803,961 shares of our common stock outstanding as of March 28, 2016. In computing the number of shares of our common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of common stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of March 28, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
(2)	This information is based on a Schedule 13G/A filed with the SEC on February 16, 2016, by Janus Capital Management LLC (“Janus Capital”) and Plaisance Fund LP (“Plaisance Fund”), pursuant to a joint filing agreement between them dated January 17, 2014. According to the Schedule 13G/A, Janus Capital and Plaisance Fund each owns and has sole voting and sole dispositive power over, and in the aggregate beneficially owns, 9,405,129 shares or 19.67% of the total shares of our common stock. According to the Form 13G/A, (i) Janus has a direct 96.81% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100%

ownership stake in Perkins Investment Management LLC (“Perkins”); (ii) due to such structure, the holdings for Janus Capital, INTECH and Perkins are aggregated for purposes of filing the Schedule 13G/A; (iii) Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various clients (“Managed Portfolios”); and (iv) as a result of its role as investment advisor or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 9,405,129 shares or 19.67% of our outstanding shares held by such Managed Portfolios; however, (v) Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Plaisance Fund is a one of the Managed Portfolios to which Janus Capital provides investment advice.

(3)	This information is based on a Schedule 13G filed with the SEC on February 12, 2016, by Trishield Special Situations Master Fund Ltd. (“Trishield Special Situations”), Trishield Capital Management LLC (“Trishield Capital Management”), Alan Jeffrey Buick Jr., and Robert L. Harteveldt. According to the Schedule 13B, Trishield Special Situations, Trishield Capital Management, Mr. Buick Jr., and Mr. Harteveldt have shared voting and shared dispositive power over, and in the aggregate beneficially owns, 4,457,875 shares or 9.32% of the total shares of our common stock
(4)	This information is based on a Schedule 13G/A filed with the SEC on February 1, 2016, by Lloyd I. Miller, III. According to the Schedule 13G/A, Mr. Miller beneficially owns and has sole voting and sole dispositive power over 2,807,784 shares or 5.87% of the total shares of our common stock as (i) the manager of a limited liability company that is the advisor to a certain trust, (ii) the manager of a limited liability company that is the general partner of a certain limited partnership, (iii) manager of a limited liability company, and (iv) an individual. Mr. Miller also has shared voting and shared dispositive power over 13,107 shares or less than 1% of the reported securities as an advisor to the trustee of a certain trust.
(5)	This information is based on a Form 4 filed with the SEC on February 26, 2016, by or on behalf of R. J. Dourney. Includes 482,454 unvested shares of restricted stock which will vest if the time vesting and market vesting conditions have been satisfied during his employment with the Company. Also includes 17,182 shares of the Company’s common stock which are held in the name of Mr. Dourney’s spouse and deemed to be indirectly owned by Mr. Dourney.

The determination that there were no other persons, entities, or groups known to the Company to beneficially own more than 5% of our common stock was based on a review of our internal records and of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) or 13(g) of the Exchange Act.

Security Ownership of Management and Directors

The following table sets forth certain information regarding ownership of our common stock as of March 28, 2016, by (i) each of the members of our Board of Directors, (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation” below, and (iii) all directors and executive officers of the Company as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

Security Ownership of Management and Directors
Name of Beneficial Owner (1)Shares of Common	Stock Beneficially Owned		Percent of Common Stock Beneficially Owned (2)
Mark Demilio	322,632	(3)	*
Patrick Bennett	53,610		*
Jean Birch	62,391		*
Michael Collins	54,851		*
David Lloyd	41,840		*
R. J. Dourney	2,593,077	(4)	5.42%
Miguel Rossy-Donovan	208,800	(5)	*
Vicki Baue	176,869	(6)	*
Willy Nicolini	75,400	(7)	*
Richard Bagge (former interim CFO)	79,911	(8)	*
Bryan Marks (former VP Operations)	44,924	(9)	*
Scott Carlock (former CFO)	7,500	(10)	*
Michael O’Donnell (former Director)	75,192	(11)	*
All executive officers and directors as a group (13 persons)	3,716,805	(12)	7.77%
*	Represents less than 1%
(1)	Each person listed in the table is currently, or was during fiscal 2015, a director or named executive officer of the Company, with an address at c/o Così, Inc., 294 Washington Street, Suite 510, Boston, Massachusetts 02108.
(2)	Ownership percentages are based on 47,803,961 shares of our common stock outstanding as of March 28, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable within sixty days of March 28, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
(3)	Includes 50,000 shares of restricted stock granted to Mark Demilio on May 11, 2015, in recognition for extensive time and support provided to the Company over the prior year. The shares were fully vested on the grant date.
(4)	Includes 17,182 shares held in the name of R. J. Dourney’s spouse and deemed to be indirectly owned by Mr. Dourney.
(5)	Includes 200,000 shares of our common stock issued to Miguel Rossy-Donovan May 11, 2015, as a material inducement to enter into employment with the Company, of which 50% of the shares are time vested, vesting in four equal installments of 25% each on the first, second, third and fourth anniversaries of the date of grant provided he remains in the continuous employ of the Company through such vesting date, and 50% are performance-based (market price) vested, vesting in four equal installments commencing on the date of grant provided (a) he remains in the continuous employ of the Company and (b) specified price targets of $3.50, $4.00, $4.50, and $5.00 per share for the Company’s common stock are achieved for at least 30 consecutive trading days.
(6)	Includes 5,000 shares of our common stock issuable to Vicki Baue upon exercise of outstanding options at a weighted average exercise price of $2.80 per share.
(7)	Includes 75,000 shares of our common stock issued to Willy Nicolini on September 30, 2015, in connection with his promotion to Vice President Operations, of which 50% of the shares are time vested, vesting in four equal installments of 25% each on the first, second, third and fourth anniversaries of the date of grant provided he remains in the continuous employ of the Company through such vesting date, and 50% are performance-based (market price) vested, vesting in four equal installments commencing on the date of grant provided (a) he remains in the continuous employ of the Company and (b) specified price targets of $3.50, $4.00, $4.50, and $5.00 per share for the Company’s common stock are achieved for at least 30 consecutive trading days.

(8)	Includes shares reported by Richard Bagge on the Form 4 filed April 6, 2015, by or on behalf of Mr. Bagge. Also includes 6,250 shares of our common stock awarded to Mr. Bagge on May 15, 2015, in connection with his appointment as the Company’s Vice President Development & Real Estate, for which vesting was accelerated on November 29, 2015, pursuant to the Separation Agreement and Release dated November 12, 2015, entered into between Mr. Bagge and the Company. Excludes 18,750 unvested shares forfeited by Mr. Bagge as of November 30, 2015, when he ceased to be an employee of the Company. Does not account for any changes in the ownership of shares that may have occurred after the date Mr. Bagge ceased to be an employee of the Company on November 30, 2015.
(9)	Includes shares reported by Bryan Marks on the Form 4 filed June 29, 2015, by or on behalf of Mr. Marks, but excludes 101,044 unvested shares forfeited by Mr. Marks as of October 14, 2015, when he ceased to be an employee of the Company. Does not account for any change in the ownership of shares that may have occurred after the date Mr. Marks ceased to be an employee of the Company on October 14, 2015.
(10)	Includes shares reported by Scott Carlock on the Form 4 filed December 29, 2014, by or on behalf of Mr. Carlock, but excludes 100,000 unvested shares forfeited by Mr. Carlock on January 21, 2015, when he ceased to be an employee of the Company. Does not account for any changes in the ownership of shares that may have occurred after the date Mr. Carlock ceased to be an employee of the Company on January 21, 2015.
(11)	Includes shares reported by Michael O’Donnell on the Form 4 filed September 4, 2014, by or on behalf of Mr. O’Donnell. Does not account for any changes in the ownership of shares that may have occurred since filing of that last Form 4 by or on behalf of Mr. O’Donnell. Mr. O’Donnell ceased to be a director of the Company on January 1, 2015.
(12)	These 13 persons include all current members of our Board of Directors and the named executive officers detailed under “Information about the Nominees, the Continuing Directors and Executive Officers” below, as well as former directors and named executive officers who served during fiscal year 2015.

CORPORATE GOVERNANCE

Role of the Board of Directors

General. Our business is managed under the direction of our Board of Directors (the “Board”) pursuant to the Delaware General Corporation Law and our Amended and Restated By-laws (the “By-laws”). Our Board, which is elected by the stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects the Chief Executive Officer (“CEO”) and other members of the senior management team, which is charged with the conduct of our business. Although management is responsible for the day-to-day business operations of the Company, having the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. Our Board is kept advised of our business through discussions with the CEO and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board and Board committee meetings. The Board has oversight with respect to the strategic direction and key policies of the Company. The Board approves major initiatives, advises on significant financial and business objectives, and monitors progress with respect to such matters.

Succession Planning. The Board also plans for succession to the position of CEO as well as certain other senior management positions. To assist the Board, the CEO annually provides the Board with an assessment of senior executives and of their potential to succeed him or her. The CEO also provides the Board with an assessment of persons considered potential successors to certain other senior executive positions.

Composition and Membership of the Board of Directors

Board Size. It is the policy of the Company that the number of directors not exceed a number that can function efficiently as a body. The Board’s optimum size is five to ten members but, as required by our By-laws, may not be less than three members. The Nominating/Corporate Governance Committee, in consultation with the Chairman and the CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Nominating/Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, retirement or for any other reason. On June 11, 2014, the Board reduced the size of the Board to six members effective at the Company’s 2014 Annual Meeting held on August 26, 2014.

Selection Criteria. Pursuant to our Board of Director Candidate Guidelines, the Nominating/Corporate Governance Committee will consider and evaluate director candidates based upon certain minimum qualifications, as set forth in Exhibit A attached hereto. Based upon recommendations of the Nominating/Corporate Governance Committee and following an independent evaluation by the Board, candidates are selected for, among other things, their character, judgment, business experience and acumen and skills that are complementary to the needs of the Company, leadership and their ability to exercise sound judgment. In addition, directors should be willing to devote sufficient time to fulfill their obligations to the Company and its stockholders.

Diversity. Our Nominating/Corporate Governance Committee identifies, evaluates and recommends candidates to become members of the Board with the goal of creating a balance of knowledge, experience and diversity. Stockholders may also recommend candidates to the Nominating/Corporate Governance Committee in accordance with the procedures set forth in the Nominating/Corporate Governance Committee Charter (see the section below captioned “Nomination Process”). The Board considers diversity when considering director nominees, taking into consideration not only diversity of national origin, gender, age and race but also of profession and experience. Although diversity is included as a selection criteria under our Nominating/ Corporate Governance Committee charter, our Board has not at this time adopted a separate diversity policy.

Terms and Term Limits. The Board is divided into three classes serving staggered three-year terms. The Board does not favor term limits for directors but believes that it is important to monitor overall Board performance.

Board Action and Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-owned company. Currently, these committees are the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

Committee Members. The members of these committees are recommended to the Board by the Nominating/Corporate Governance Committee in consultation with the CEO. The committees are comprised solely of independent directors. The membership of these three committees is rotated from time to time. The current members of each of these committees are identified below under the heading “Board Committees”.

Functioning of the Board of Directors

Meeting Schedule. The Board sets the annual schedule of Board and Board committee meetings. Our Board holds a minimum of four regular meetings per year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Committee meeting schedules are recommended by each committee in order to meet the responsibilities of that committee.

Agenda. The Chairman of the Board sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the CEO for review. For example, the annual corporate budget is reviewed by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with that committee. Any member of the Board may request that an item be included on the agenda.

Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the directors to prepare for discussion of the items at the meeting.

Senior Management Presence. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the senior manager responsible for that area of our operations.

Director Access to Management and Corporate and Independent Advisors. Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.

Director Attendance. Directors are expected to attend all Board meetings and to have reviewed prior to the meetings, all written materials distributed to them in advance. In fiscal 2015, the Board held five regularly scheduled Board meetings and four special Board meetings. All of our directors attended 90% or more of the aggregate of the total number of Board and committee meetings on which he or she served during fiscal 2015. In addition, the Board encourages all of its directors to attend our Annual Stockholders’ Meeting. All of our then-current directors attended the 2015 Annual Stockholders’ Meeting.

Board and Committee Self-Evaluations. The Board, and each committee of the Board, are required to conduct a self-evaluation of their performance at least annually.

New-Director Orientation. The Board works with management to schedule new-director orientation programs. Orientation is designed to familiarize new directors with the Company and the restaurant industry as well as Company personnel, facilities, strategies and challenges.

Director Independence

It is the policy of the Company that the Board consists of a majority of independent directors who meet the independence requirements of the NASDAQ Marketplace Rules.

The Board has affirmatively determined that five of its six directors, including all members of the Audit, Compensation and Nominating/Corporate Governance Committees, are “independent” as defined by the listing standards of The NASDAQ Capital Market (“NASDAQ”) and all applicable rules and regulations of the SEC. The five independent directors are Mark Demilio, Patrick Bennett, Jean Birch, Michael Collins, and David Lloyd. Michael O’Donnell, who resigned from the Board as of January 1, 2015, was also an independent director.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that the right Board leadership may vary as circumstances warrant. Consistent with this understanding, the independent directors will consider the Board’s leadership structure on an annual basis. In 2007, the Board amended its Amended and Restated By-Laws to provide that the Chairman of the Board and the CEO of the corporation shall be two different persons. From 2007 to 2012 and since June 2013, the chairmanship has been a non-executive position. The Chairman of the Board serves in that capacity until an election by the independent directors. In accordance with our corporate governance principles, if the Chairman of the Board is not independent, the independent directors will also elect a Presiding Director, who shall be an independent director, whose responsibilities include, among others, calling meetings of the independent directors and presiding over executive sessions of the independent directors. In August 2014, the independent directors elected Mark Demilio, an independent director, as Chairman of the Board, and he is currently serving in that capacity.

The Board’s Role in Risk Oversight

Management of the Company is primarily responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

The Audit Committee oversees our financial and management risk programs, including accounting and audit-related exposure, and the steps management has taken to monitor and control such exposures. The Audit Committee meets quarterly with and receives reports from management and our independent registered public accounting firm to review our major financial risks or exposures. Periodically, the Audit Committee meets in executive session with our independent registered public accounting firm. For additional information, see the sections below captioned “Board Committees — Audit Committee” and “Report of the Audit Committee”.

The Chairman of the Audit Committee, along with our General Counsel/ Chief Compliance Officer, is copied on the transcripts of all calls received through our whistleblower hotline, and our General Counsel/ Chief Compliance Officer reports to the Audit Committee on the results of investigations and other legal developments.

The Board’s other committees — Compensation and Nominating/Corporate Governance — oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive and non-executive compensation generally. The Board is kept abreast of its committees’ risk oversight and other activities via reports by the Chairman of each committee to the full Board. These reports are presented at regular Board meetings and include discussions of committee agenda topics, including matters involving risk oversight. For additional information, see the sections below captioned “Board Committees — Compensation Committee” and “Nominating / Corporate Governance Committee”.

The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, the Board reviews and discusses with executive management our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the CEO and Chief Financial Officer as part of the meeting. In addition, the Board receives detailed regular reports from the members of our executive leadership team — the heads of our principal business and corporate functions — that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at Board meetings. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business.

Executive Sessions

The Company believes that regular scheduling of meetings of non-management directors is important in order to foster better communication among non-management directors. Accordingly, the independent directors meet without any management directors or employees present at least twice each year in executive sessions.

Corporate Governance Principles

The Board adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for governing the operation of the Board and its committees and for guiding the Board and our senior management team in the execution of their responsibilities. The Board’s Nominating/Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles from time to time and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.getcosi.com, under investor relations, corporate governance.

Board Committees

The Board has three committees: Audit, Compensation and Nominating/Corporate Governance. The membership of each committee as of March 28, 2016, and the function of each committee are described below.

BOARD COMMITTEES
Director	Audit Committee (1)		Compensation Committee (2)		Nominating/ Corporate Governance Committee (3)
R. J. Dourney
Mark Demilio	X		X
Patrick Bennett					X	*
Jean Birch			X	*	X
Michael Collins	X
David Lloyd	X	*
*	Chairman
(1)	In March 2010, Michael O’Donnell was appointed as Chairman of the Audit Committee and served as Chairman of the Audit Committee until his resignation from the Board, effective January 1, 2015. Mark Demilio has served on the Audit Committee since May 2013, and previously from April 2004 until August 2011, and Michael Collins has served on the Audit Committee since January 2014. David Lloyd was appointed as Chairman of the Audit Committee in January 2015 to replace Michael O’Donnell.

(2)	Mark Demilio has served on the Compensation Committee since May 2013, including as Chairman of the Compensation Committee from May 2013 until his appointment as Chairman of the Board at the 2014 Annual Meeting of Stockholders on August 26, 2014. In January 2014, Jean Birch was appointed to the Compensation Committee, and in August 2014, she was appointed as Chairman of the Compensation Committee.
(3)	Jean Birch was appointed to the Nominating / Corporate Governance Committee in January 2014. In April 2014, Patrick Bennett was appointed to the Nominating / Corporate Governance Committe, and he was appointed as Chairman of the Nominating / Corporate Governance Committee in August 2014.

Audit Committee. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of our financial statements. The functions of the Audit Committee include, without limitation, (i) responsibility for the appointment, compensation, termination, retention and oversight of our internal auditor, if applicable, and independent registered public accounting firm, (ii) review and pre-approval of all audit and non-audit services provided to the Company by the independent registered public accounting firm, other than as may be allowed by applicable law, and (iii) review of the annual audited and quarterly consolidated financial statements. Our Amended and Restated Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on our website at www.getcosi.com.

The Audit Committee has procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by anyone of concerns regarding questionable accounting or auditing matters.

The current members of the Audit Committee are David Lloyd, Michael Collins, and Mark Demilio, with Mr. Lloyd serving as Chairman of the Committee. The Board has determined that each member meets the independence requirements set forth by NASDAQ and Rule 10A-3(b)(1) of the Exchange Act and is able to read and understand fundamental financial statements. In addition, Messrs. Lloyd, Collins, and Demilio each qualifies as an “audit committee financial expert” consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Mr. O’Donnell, who served as Chairman of the Audit Committee until his resignation from the Board effective January 1, 2015, also met the independent requirements and qualified as an “audit committee financial expert”.

The Audit Committee met four times in fiscal 2015. The Audit Committee Report appears on page 20.

Compensation Committee. The principal functions of the Compensation Committee include (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, (ii) annually evaluating the performance of the CEO in light of those goals and objectives, (iii) annually reviewing and approving the compensation of the CEO and all other senior executives, and (iv) implementing incentive programs, including our stock incentive plans. Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on our website at www.getcosi.com.

The Compensation Committee meets at least annually with the CEO while it is determining the annual and long-term performance goals and compensation levels for the CEO. Both the goals and the Compensation Committee’s evaluation of the CEO’s performance against such goals are then submitted for consideration by the independent directors of the Board at a meeting or executive session. Compensation decisions for the CEO must be determined and approved by the Compensation Committee in executive sessions. The Compensation Committee also meets with the CEO to review its evaluation of his or her performance against such goals.

The CEO meets at least annually with each of the other named executive officers while the CEO is determining the annual and long-term performance goals and compensation levels for each. The CEO then submits compensation recommendations to the Compensation Committee, along with the goals and evaluations of the other named executive officers’ respective performance against such goals. Both the goals and the Compensation Committee’s evaluation of the other named executive officers’ performance against such goals are then submitted for consideration by the independent directors of the Board at a meeting or in executive session. The Compensation Committee also meets with the CEO to review his or her recommendations and evaluations of the other named executive officers’ respective performance against such goals.

The Compensation Committee may form and delegate authority to subcommittees to perform its duties when appropriate. No such delegation was made in 2015. In addition, the Compensation Committee has the sole authority to retain and terminate any independent compensation consultants to be used to assist in the evaluation of executive compensation. In 2015, the Compensation Committee retained an independent compensation consultant, as more fully discussed in the section below captioned “Independent Compensation Consultants”.

The current members of the Compensation Committee are Jean Birch and Mark Demilio, with Ms. Birch serving as Chairman of the Committee. The Board has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under Section 16 of the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board has determined that each member of the Compensation Committee also meets the independence requirements under NASDAQ Listing Rule 5605(a)(2). The Compensation Committee met nine times in fiscal 2015.

Nominating/Corporate Governance Committee. The principal functions of the Nominating/Corporate Governance Committee include, without limitation, (i) establishing the Board of Director Candidate Guidelines and the Corporate Governance Principles, (ii) identifying and nominating individuals qualified to become directors, (iii) considering all recommendations for director candidates made by eligible stockholders, and (iv) monitoring and recommending the functions of the Board committees. Our Nominating/Corporate Governance Committee Charter, which describes all of the Committee’s responsibilities, is posted on our website at www.getcosi.com.

The current members of the Nominating/Corporate Governance Committee are Patrick Bennett and Jean Birch, with Mr. Bennett serving as Chairman of the Committee. The Nominating/Corporate Governance Committee met two times in fiscal 2015.

Independent Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to conduct an independent, third-party review of the Company’s senior leadership compensation programs and provide analyses and advice related thereto. The scope of services included providing consultation on compensation philosophy; survey-based executive compensation review; review of current variable pay programs; review of other compensation policies and practices; emerging practice and developments; and develop directional recommendations. In conducting its review, Pearl Meyer took into consideration various factors, including that the Company is in the midst of a significant turnaround, and relied upon survey reported pay data for the restaurant and hospitality industry.

The Company’s objective is to compensate executive officers and other members of the senior leadership team at the 25th percentile of comparable positions at restaurant and hospitality companies of comparable size, based on industry surveys. Based upon the results of Pearl Meyer’s compensation review, certain elements of the compensation of certain key executives were found to be below the 25th percentile. To support the Company’s compensation strategy and maintain parity among the executive officers, certain adjustments were approved by the Compensation Committee and the Board, effective January 1, 2016, to certain named-executive officers, including an adjustment to the annual base salary of R. J. Dourney, as described in the section captioned “Compensation of CEO”, and an adjustment to the annual cash incentive bonus potential of Vicki Baue, which was increased to 50% of annual base salary from 30% of annual base salary, as described in the section captioned “Executive Officer Agreements, Employment Agreement with Vicki Baue.

No additional services were provided by Pearl Meyer during fiscal 2015.

Stockholder Communications

Stockholders and other parties interested in communicating directly with the Board may do so by writing to a specific director, or to the whole Board, care of our Secretary. Our Secretary will distribute any “security holder communications” received, as defined by the rules and regulations of the SEC, to the director(s) to whom the letter is addressed or to all of the directors if addressed to the entire Board. The following is the address to which stockholders should send such communications: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

Code of Conduct and Ethics

All directors, officers and employees must act ethically at all times and in accordance with our Code of Conduct and Ethics. This Code satisfies the definition of “code of ethics” under the rules and regulations of the SEC and is available on our website at www.getcosi.com.

NOMINATION PROCESS

Role of the Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee identifies individuals that it believes are qualified to become directors in accordance with the Board of Director Candidate Guidelines, attached hereto as Exhibit A. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of our stockholders, and they are evaluated for their character, judgment, business experience, and acumen. Pursuant to the Board of Director Candidate Guidelines, the Nominating/Corporate Governance Committee will consider and evaluate director candidates based upon certain minimum qualifications, as set forth in Exhibit A attached hereto.

After identifying the qualified individuals and conducting interviews, as appropriate, the Nominating/Corporate Governance Committee will recommend the selected individuals to the Board for election at an annual meeting of stockholders. In the event there is a vacancy on the Board between such annual meetings of stockholders, the Nominating/Corporate Governance Committee will recommend one or more of the qualified individuals for appointment to the Board.

The Nominating/Corporate Governance Committee may retain a director search firm to help the Committee identify qualified director nominees.

Candidates Proposed by Stockholders for Consideration by the Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by stockholders. A stockholder recommending an individual for consideration by the Nominating/Corporate Governance Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence address, and principal occupation or employment as required by Item 401(e) of Regulation S-K. Stockholders should send the required information to: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108.

In order for a recommendation to be considered by the Nominating/Corporate Governance Committee for the 2017 Annual Meeting of Stockholders, the Secretary must receive the recommendation no later than December 20, 2016. Such recommendations must be sent via registered, certified, or express mail, or by any other means that allows the stockholder to determine when the recommendation was received by the Company. Our Secretary will send properly submitted stockholder recommendations to the Nominating/Corporate Governance Committee for consideration at a future Nominating/Corporate Governance Committee meeting. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

In addition, our By-laws permit stockholders to nominate directors at an annual meeting of stockholders or at a special meeting of stockholders at which directors are to be elected in accordance with the notice of meeting. Stockholders intending to nominate a person for election as a director must comply with the requirements set forth in our By-laws, which were filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2007, and can also be obtained, without charge, upon written request to our Secretary, whose address is: Così, Inc., c/o Secretary, 294 Washington Street, Suite 510, Boston, Massachusetts 02108. In order for nominations to be made by a stockholder for the 2017 Annual Meeting of Stockholders, the By-laws require, without limitation, that the Company receive written notification from the record stockholder containing the information described in the section above and any other information required by the By-laws no earlier than December 19, 2016, nor later than January 18, 2017. However, in the event that the 2017 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2016 Annual Meeting, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2017 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2017 Annual Meeting of Stockholders was made, whichever first occurs.

COMPENSATION OF DIRECTORS

Annual compensation for non-employee directors for 2015 was comprised of cash compensation and equity-based compensation in the form of shares of restricted stock. Each of these components is described in more detail below. Except as otherwise approved by the independent directors of the Board, employee directors do not receive any compensation in connection with their director service.

The following table summarizes the compensation paid to our non-employee directors for service on the Board during fiscal 2015:

2015 Director Compensation (1)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)		All Other Compensation ($)	Total
Mark Demilio	56,500	135,500	(4)	—	192,000
Patrick Bennett	23,000	25,000		—	48,000
Jean Birch	42,000	25,000		—	67,000
Michael Collins	27,000	25,000		—	52,000
David Lloyd	36,650	34,109	(5)	—	70,988
Michael O’Donnell (6)	—	—		—	—
(1)	Includes only directors who were non-employee directors at all times during fiscal 2015. See the “Summary Compensation Table” for compensation of employee directors.
(2)	Each non-employee director is awarded common stock in the amount of $25,000 per year (pro-rated for any partial year) pursuant to the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan. The value of the stock award includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Our accounting treatment for equity awards is set forth in our 2016 Consolidated Financial Statements as reported on Form 10-K. As of the end of fiscal year 2015, there were no unvested stock awards and no stock option awards outstanding for non-employee directors. No stock options have been issued to non-employee directors since May 2005.
(3)	On May 19, 2015, each of the non-employee directors was awarded 11,111 shares of our common stock, having a fair value of $2.25 per share on the award date, representing the annual non-employee director stock compensation.
(4)	Includes an additional grant of 50,000 shares of our common stock granted to Mark Demilio on May 11, 2015, in recognition for extensive time and support provided to the Company over the prior year, having a fair market value of $2.21 per share on the grant date. The shares were fully vested on the grant date.
(5)	Includes 5,729 shares of our common stock granted to David Lloyd on January 1, 2015, upon his appointment to the Board, pro-rated for the balance of the 2014 term, having a fair market value of $1.59 per share on December 31, 2014, which was the last preceding date on which a closing price was reported for our common stock (as the grant date, was a holiday).
(6)	Michael O’Donnell resigned from the Board of Directors effective on January 1, 2015, and he received no compensation in 2015.

Description of Non-Employee Director Compensation

The Nominating/Corporate Governance Committee and the Compensation Committee annually review the compensation of directors. During 2015, directors who were not employees of the Company or any of its subsidiaries received compensation for their service on the Board and were eligible to participate in the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan (“Non-Employee Director SIP”), as described below. Jean Birch, Michael Collins, David Lloyd, and Mark Demilio were independent directors during fiscal 2015. Michael O’Donnell was an independent director until he resigned from the Board effective on January 1, 2015. As CEO and President since March 17, 2014, R. J. Dourney was not compensated for serving as a director on the Board in fiscal 2015.

The Company paid the following cash compensation in quarterly payments during the 2015 fiscal year to its non-employee directors. The Company awards the annual common stock grant on the day of our Annual Meeting.

Annual Board Retainer	$10,000
Annual Board Chair Retainer	$20,000
Annual Audit Committee Chair Retainer	$10,000
Annual Compensation Committee Chair Retainer	$5,000
Board Meeting and Committee In-Person Attendance Fees (per meeting)	$2,000
Board Meeting and Committee Telephonic Attendance Fees (per meeting)	$1,000
Annual Stock Grant	Value equal to $25,000

Directors are also reimbursed for out-of-pocket expenses incurred in connection with their service as directors.

New Compensation Structure for Non-Employee Directors Effective Fiscal 2016

Based upon a review by the Compensation Committee and the Nominating/Corporate Governance Committee of the Company’s compensation plan for non-employee directors, certain elements of the non-employee director compensation structure are being revised to more closely align with current market trends. In addition, the Compensation Committee and the Nominating/Corporate Governance Committee believe that given the extensive involvement of the Board in the Company’s turn-around and the resulting numerous meetings held throughout the year that it would be appropriate to eliminate per-meeting fees. Effective as of fiscal 2016, non-employee directors will be paid a fixed fee for their services, and per-meeting fees will be eliminated. Specifically, (a) the Annual Retainer paid to non-employee directors will be increased from $10,000 to $20,000 per year, (b) the Chairman of the Nominating / Compensation Committee will be paid an Annual Retainer of $5,000 per year, (c) per-meeting fees for non-employee directors will be eliminated, and (d) the other elements of non-employee director compensation will remain unchanged (including other Annual Retainers and Stock Compensation). Under the revised structure, compensation paid to non-employee directors will be consistent with average annual compensation paid to non-employee directors during 2012, 2013 and 2014, will be less than the annual compensation paid in fiscal 2015 and is believed to be less than what would have been paid in fiscal 2016 under the prior compensation plan.

The Committees analyzed average annual fees paid to the Company’s non-employee directors during fiscal years 2012, 2013, and 2014, including retainers, meeting fees and stock compensation, and compared the Company’s non-employee director compensation structure to the 2014-2015 Director Compensation Report from the National Association of Corporate Directors for small companies ($50 million to $250 million revenues). That analysis indicates that the Company’s current level of total board pay is below the 25th percentile. However, the Committees believe that, given the Company’s performance and the continuing need to carefully manage all expenses, any change in the compensation structure should not increase compensation paid to non-employee directors. Accordingly, the revised compensation structure for non-employee directors encourages more frequent meetings without increasing Company expenses.

Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan

The Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan, as approved at the 2004 Annual Meeting of Stockholders, provides for (i) automatic grants of shares of our common stock to non-employee directors and (ii) discretionary grants of non-qualified stock options and stock appreciation rights (“SARs”) to non-employee directors. The Board has the discretionary authority to determine the eligibility of non-employee directors to receive stock options and SARs, the time or times at which the options or SARs may be exercised and whether all of the options or SARs may be exercised at one time or in increments. Under the terms of the plan, each non-employee director annually receives an automatic grant of our common stock having a fair value of $25,000 at the time of the award. A total of 250,000 shares of our common stock were reserved for issuance under the Amended and Restated Così, Inc. Non-Employee Director Stock Incentive Plan. As of May 2009, all of the shares reserved for issuance under the plan were issued, and the grants to non-employee directors in May 2015 were made under the Amended & Restated Così, Inc. 2005 Omnibus Long-Term Incentive Program.

Chairman of the Board

Non-Executive Chairman of the Board

Mark Demilio served as the non-executive Chairman of the Board from June 11, 2013, to March 17, 2014, and again commencing on August 26, 2014. While serving as non-executive Chairman of the Board, Mr. Demilio is paid an annual Board retainer of $10,000 plus an annual retainer of $20,000, in addition to the annual stock grant of the Company’s common stock having an aggregate fair value of $25,000 at the time of award granted to the Company’s non-employee directors. He is also paid for all Board meetings attended at the rate of $2,000 per meeting for in-person meetings and $1,000 per meeting for teleconference meetings, and he is reimbursed for out-of-pocket expenses incurred in connection with his services as a director. Additionally, in recognition of his substantial time and extraordinary efforts in assisting the Company over the prior year, on May 11, 2015, Mr. Demilio received an additional stock grant of the Company’s common stock having an aggregate fair value of $50,000 on the grant date, The total compensation paid to Mr. Demilio in fiscal year 2015 as a director is summarized in the table above captioned “2015 Director Compensation”.

I.   PROPOSAL NUMBER ONE - ELECTION OF DIRECTORS

Our By-laws provide that our Board will consist of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of all directors of the Company, with the members to be divided into three classes. The number of directors of the Company is presently fixed at six. On June 11, 2014, the Board reduced the size of the Board to six members, effective at the Company’s 2014 Annual Meeting of Stockholders held on August 26, 2014. Directors in each class are elected for staggered three-year terms.

In June 2013, Carin Stuz resigned as CEO & President of the Company and as a director of the Board, resulting in a vacancy in the class of directors whose terms expire in 2016. That vacancy was filled by R. J. Dourney upon his appointment as CEO & President and as a director on March 17, 2014.

In August 2014, Stephen Edwards (pursuant to notice given to the Board in May 2014) and Robert Merritt (pursuant to notice given to the Board in June 2014), elected not to stand for re-election to the Board upon expiration of their terms that expired at the 2014 Annual Meeting of Stockholders held on August 26, 2014, resulting in vacancies in the class of directors whose terms expire in 2017. With the reduction in the size of the Board to six members effective at the 2014 Annual Meeting of Stockholders, these vacancies will not be filled.

Consequently, effective at the 2014 Annual Meeting, the Board consists of six directors. Proxies may not be voted for a greater number of persons than the number of nominees named.

Effective January 1, 2015, (pursuant to notice given to the Board in December 2014), Michael O’Donnell resigned from the Board, resulting in a vacancy in the class of directors whose terms expire in 2016. That vacancy was filled by the appointment of David Lloyd to the Board in January 2015.

The terms of Mark Demilio, R. J. Dourney and Michael Collins expire this year. Messrs. Demilio, Dourney and Collins have been nominated by the Board for terms of three years each, expiring at the 2019 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Messrs. Demilio, Dourney and Collins are presently directors of the Company and have consented to be named as nominees and to serve as directors if elected. Should Messrs. Demilio, Dourney or Collins be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the Board may recommend. Management does not anticipate that such an event will occur.

Our Board of Directors unanimously recommends a vote FOR the election of the nominees named above.

INFORMATION ABOUT THE NOMINEES, THE CONTINUING DIRECTORS AND THE
EXECUTIVE OFFICERS

The table below sets forth the names and ages of the directors, including the nominees, and the current executive officers of the Company, as well as the positions and offices held by such individuals. A summary of the background and experience of each of these individuals is set forth below the table.

Name	Age	Position(s) with Così, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2016:

Mark Demilio	60	Director
R. J. Dourney	57	CEO & President, Director
Michael Collins	51	Director

CONTINUING DIRECTOR WHOSE TERM EXPIRES IN 2017:

Jean Birch	56	Director

CONTINUING DIRECTORS WHOSE TERMS TERMS EXPIRE IN 2018

Patrick Bennett	68	Director
David Lloyd	52	Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:

Miguel Rossy-Donovan	48	CFO, Secretary, Treasurer
Vicki Baue	57	Vice President & General Counsel, Chief Compliance Officer, Chief Legal Officer, and Assistant Secretary
Willy Nicolini	59	Vice President Operations

DIRECTORS WHOSE TERMS EXPIRE IN 2016

Mark Demilio, Chairman of the Board. Mr. Demilio has been a member of our Board since April 2004. He served as Chairman of the Audit Committee of the Board from August 2004 until March 2010 and as Chairman of the Board from March 2010 to December 31, 2011, and again from June 2013 to March 2014, and he has been serving as Chairman of the Board since his reappointment on August 26, 2014. Mr. Demilio was appointed as Interim CEO of the Company from August 29, 2011 through December 31, 2011. He also serves as a member of the board of directors and Chairman of the audit committee of Restoration Hardware Holdings, Inc., a publicly-held retailer of furniture and other home furnishings, positions he has held since September 2009 and as a member of the compensation committee of that company since June 2013, and as that board’s Lead Independent Director since March 2016. Mr. Demilio has also served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry, from February 2014 until the sale of that company on March 24, 2016. Since October 2015, he has served as a member of the board of directors and Chairman of the audit committee of Schumacher Clinical Partners (f/k/a The Schumacher Group), a private company that provides emergency medicine staff, hospitalists and consulting services to hospitals and other health care providers. From December 2000 until his retirement at the end of October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a publicly-traded managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. He also served as General Counsel of that company from July 1999 to October 2001 and from March 2004 to January 2005. Prior to joining Magellan Health Services, Inc.,

Mr. Demilio was with Youth Services International, Inc., a publicly-traded company that managed behavioral treatment programs for troubled youth, serving at various times as Executive Vice President, Business Development, General Counsel and Chief Financial Officer. Prior thereto, Mr. Demilio was a partner with Miles & Stockbridge, a Baltimore, Maryland-based law firm. Mr. Demilio has also been a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen. Mr. Demilio holds a Juris Doctor degree from the University of Maryland School of Law and a Bachelor of Science degree in Accounting from Villanova University.

Key Attributes, Experience and Skills. Through his experience as a chief financial officer and as a general counsel of public companies, as well as his experience as a board member of other companies, including another publicly-held retail company, Mr. Demilio brings extensive executive leadership and business experience to the Board. That experience, along with his training and background as a certified public accountant, his experience as a corporate and securities lawyer representing public and private companies, and his services as chairman of our Audit Committee and the audit committees of other public and private companies, provides financial and legal perspectives on our business as well as financial expertise to the Board.

R. J. Dourney, CEO and President, Director. As of March 17, 2014, Mr. Dourney was appointed CEO, President and director of the Company. Prior to joining the Company, Mr. Dourney served as the founder and CEO of Hearthstone Associates, LLC. Prior to founding Hearthstone Associates, LLC, Mr. Dourney served as COO for Au Bon Pain, overseeing a $250 million business both domestically and internationally. Prior to joining Au Bon Pain, he was Regional Vice President of Operations and later Vice President of Franchise Operations and Development for Applebee’s International, overseeing a $3.1 billion franchise system. Mr. Dourney was a member of the board of directors of Frisch’s Restaurants, Inc. from 2005 to August 2015, the Massachusetts Restaurant Association from 2010 to July 2014, and Stellar Restaurant Group Inc., which owns and operates the Boloco restaurants, from March 2011 to May 2015. He is also a member of the Finance Committee for the Inner-City Scholarship Foundation of Boston and the Catholic Schools Foundation Board of Trustees. Mr. Dourney attended Villanova University.

Key Attributes, Experience and Skills. Mr. Dourney brings to the board extensive experience through key leadership roles for major restaurant companies. He also successfully founded and operated a thriving and growing Cosi franchise in the Boston market. He has experience overseeing both domestic and international concepts with strong influence in operations, brand strategy, marketing and development. Mr. Dourney’s extensive operations and leadership experience with other brands and as a Cosi franchisee, along with his deep understanding of the values and culture we believe are critical to our success, bring an important perspective to the Board. Mr. Dourney provides a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s, as well as the franchisees’, perspectives on the business.

Michael Collins, Director. Mr. Collins is currently a partner in the Chicago office of Bain & Company, Inc. a global management consulting firm, and currently serves as CFO. He joined the firm in the Boston office in 1992, and moved to assist in starting the Chicago office in 1993. From 2003 to 2010, Mr. Collins served as Managing Director of the Chicago Office. From 2004 to 2010, he also served as Managing Director of the Toronto Office. Mr. Collins is a member of Bain’s retail, consumer, and strategy practice areas. During his management consulting tenure, Mr. Collins has worked in multiple industries, including retail, media and entertainment, consumer products, automotive, telecommunications and industrial products. He has assisted clients in developing corporate, business unit and product strategies, and has worked with management teams to develop and execute growth strategies, evaluate acquisitions and divestitures, improve capabilities, and implement organizational change. Since 2013, Mr. Collins has also been serving as a Member of the Board of Directors, Member of the Global Operating Committee, Member of the Compensation Committee, and Member of the Investment Committee. Mr. Collins holds an M.B.A. from Harvard Business School and a B.B.A. with high honors in accounting from Loyola University, Chicago.

Key Attributes, Experience and Skills. Mr. Collins’s qualifications to sit on the board include his significant and wide breadth of experience in the retail and consumer products segments, along with his financial expertise. In his various roles at Bain & Company, he has assisted clients in developing strategies for growth, divestitures, mergers and organizational changes. His experience in various roles at Bain & Company brings a strong combination of management, strategy, and financial skills to the Board.

CONTINUING DIRECTORS

Patrick Bennett, Director. Mr. Bennett is currently President and Founder of CEO Strategies Group, LLC, a consulting firm that specializes in helping CEOs of small to mid-sized companies realize the attainment of their business vision. From April 2008 to January 2011, he served as President and CEO of Covad Communications, a broadband supplier and national supplier of integrated voice and data communications. From October 2001 to April 2008, he was Executive Vice President of Strategic Imperatives at Covad Communications. Since February 2013, he has served on the Board of Trans World Corporation. Since May 2011, he has served on the Board of Altius Communications. He also served on the Boards of Livewire Mobile, Eastern Technology Council, and Philadelphia Development Corporation.

Key Attributes, Experience and Skills. Mr. Bennett brings to the Board extensive experience building high-performance executive teams focused on delivering significantly improved results in complex and challenging business environments, in both public and private companies. He also has experience in developing and executing growth strategies and multi-faceted strategic plans to improve market share, gross revenue and profitability. That experience, together with his substantial experience in dealing with financial markets and regulated industries, as well as his service on other boards, will provide valuable perspective on strategic planning, growth initiatives and the challenges of our business.

Jean Birch, Director. Ms. Birch is currently CEO and President of Birch Company, LLC, a specialized strategy and leadership consulting firm focused on the hospitality industry. From June 2009 to August 2012, she was President of IHOP Restaurants. From 2007 to 2009, Ms. Birch was an independent consultant at Birch Company, LLC. From January 2005 to August 2007, she was president of Romano’s Macaroni Grill, and from August 2003 until January 2005, President of Corner Bakery Café, both divisions of Brinker International, Inc. From 1991 to 2003, Ms. Birch held various roles with YUM! Brands, including V. P. Operations for Taco Bell. Since April 2015, Ms. Birch has served on the Board of Directors of Papa Murphy’s International, and since October 2014, she has served on the Board of Directors of Darden Restaurants, Inc. Since May 2013, she has served on the Board of the Children’s Miracle Network Hospitals. Previously, Ms. Birch served on the Boards of the California Council for Economic Education, Meals on Wheels Association of America Foundation and Women’s Foodservice forum.

Key Attributes, Experience and Skills. Ms. Birch brings to the Board more than 23 years of restaurant operations and executive leadership experience with several major brands, along with a broad-based background in and extensive knowledge of operations, marketing, and brand strategy development. She also served as President of three different prominent restaurant concepts, including Corner Bakery Café, where she was successful in building strong business models. That experience provides valuable perspectives on our business and competitive positioning.

David Lloyd, Director. Since 2014, Mr. Lloyd has been consulting as an independent restaurant domain expert with Highland Consumer Fund. Prior to that, he was with Bertucci’s Corporation in Boston, Massachusetts, where he served as President and CEO from 2009 through 2013, and as President and CFO from 2005 through 2009. David Lloyd has been a member of our Board of Directors since January 2015. Since September 2015, Mr. Lloyd has served as a Director of UNO Restaurants, LLC; since 2015, as a Director of Liquiteria; and, since January 2015, as a Director of b.good.

Key Attributes, Experience and Skills. Mr. Lloyd brings to the Board several years of executive leadership and business experience. Having served as CEO and President of a restaurant company, he provides valuable industry-specific knowledge, as well as insights into driving strategic direction. In addition, Mr. Lloyd brings financial expertise to the Board.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Miguel Rossy-Donovan, Chief Financial Officer, Secretary and Treasurer. On March 31, 2015, Mr. Rossy-Donovan was appointed Chief Financial Officer, Secretary and Treasurer, effective May 11, 2015. From September 2005 to May 2015, Mr. Rossy-Donovan, was Chief Finance & Administration Officer of Teach For America. From 1997 to 2004, he served in progressive finance and strategy roles at Brinker International, Inc., including Vice President of Finance & Operations and Divisional CFO of Chili’s from 2002 to 2004, Vice President Corporate Strategic Planning from 2000 to 2002, and Director of Business Analysis, Mexican Division, from 1997 to 2000. From 1995 to 1997, he was a Senior Financial Analyst at Darden Restaurants, Inc. Mr. Rossy-Donovan received a Master of Business Administration from Columbia Business School in 1995 and a Bachelor of Science Degree in Finance, Marketing and International Business from Marquette University in 1989.

Vicki Baue, Vice President and General Counsel, Chief Compliance Officer, Chief Legal Officer, Assistant Secretary. Ms. Baue was appointed Vice President and General Counsel in February 2007 and was General Counsel from September 2004 until February 2007. Ms. Baue also serves as our Chief Legal Officer and Chief Compliance Officer and as Assistant Secretary. From July 28, 2012, until April 2014, Ms. Baue also served as our Vice President Human Resources. From August 1998 to April 2004, Ms. Baue was an associate in the Corporate and Securities practice group in the Chicago, Illinois, office of Piper Rudnick, LLP (n/k/a DLA Piper US LLP) where her practice focused on Mergers and Acquisitions and General Corporate and Franchise. From 1988 to August 1998, Ms. Baue was employed by Creative Expressions Group, Inc., an international manufacturer and distributor of paper party goods, where she was Director of Process Improvements and responsible for legal affairs and business results from 1997 to 1998, a member of the senior leadership team, and Manager of Customer Services, Credit and Support Services from 1988-1997. Ms. Baue received a Juris Doctor Degree from the University of Indiana School Of Law in 1997 and a Bachelor’s of Science degree in Human Resources Management from the University of Alabama in 1980. She was admitted to the Indiana Bar in 1997 and the Illinois Bar in 1998.

Willy Nicolini, Vice President Operations. Mr. Nicolini was appointed our Vice President Operations in October 2015, and served as our Vice President Operations Support from April 2015 to October 2015. He served as Chief Operating Officer of CSPB Holdings (d/b/a Pinkberry Frozen Yogurt) from July 2013 to March 2015, Regional Vice President of Operations of Uno Chicago Grill from January 2010 to March 2013, Senior Vice President Operations of Au Bon Pain Bakery Café, Inc., from October 2003 to September 2010, and Operations Managing Partner of Fenwick Group, LLC (d/b/a Panera Bread) from January 1999 to September 2003. From July 1998 to December 1999, he served as Operations Partner of Eatzi Market and Bakery at Macy Herald Square, and as Regional Vice President of Au Bon Pain Bakery Café, Inc., from 1989 to 1998. Mr. Nicolini received a Bachelor of Science Degree in Hotel, Restaurant & International Manager from Michigan State University in 1979 and an A. S. Degree in Hotel and Restaurant Technology from New York City Community College in 1976.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a charter that has been approved and adopted by the Board and which is reviewed and reassessed annually by the Audit Committee. The Audit Committee Charter can be found in the Investor/Corporate Governance section of the Così website at www.getcosi.com. The Audit Committee is comprised of three independent directors.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) our systems of internal controls regarding finance, accounting, legal compliance, and ethics, and (iii) our auditing, accounting and financial reporting processes generally.

Management is solely responsible for the preparation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is accountable to the Board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate our independent registered public accounting firm, and exercised this authority by retaining BDO USA, LLP.

To fulfill our responsibilities, we did the following:

•	We reviewed and discussed with Così management and BDO USA, LLP, Così’s consolidated financial statements for the fiscal year ended December 28, 2015.
•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
•	We discussed with management the Company’s internal controls and procedures and disclosure controls and procedures relating to financial and other matters.
•	We discussed with BDO USA, LLP the matters that Statement of Auditing Standards No. 16, Communications with Audit Committees, require them to discuss with us, including matters related to the conduct of the audit of Così's consolidated financial statements.
•	We received written disclosures and the letter from BDO USA, LLP required by PCAOB Rule 3526 relating to their independence from Così, and we have discussed with BDO USA, LLP their independence from Così.
•	We considered whether BDO USA, LLP’s provision of non-audit services to Così is compatible with maintaining their independence from Così.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.

Based upon these reviews and discussions described in this report, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015.

Respectfully submitted,
The Audit Committee

David Lloyd, Chairman
Michael Collins
Mark Demilio

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2016 Proxy Statement.

Respectfully submitted,
The Compensation Committee

Jean Birch, Chairman
Mark Demilio

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information on our compensation objectives and philosophy, the components of our compensation program and the reasons we provide each component. We also discuss how we determine targeted compensation and the basis of our pay decisions for the executive officers of the Company, including the amounts paid to the named executive officers included in the “Summary Compensation Table”.

Executive Summary

The Compensation Committee of the Board, with recommendations by our CEO, is responsible for determining the compensation of the executive and other senior officers and administering the plans in which the executive and other senior officers, the directors and our other employees participate. The goal of our compensation program is to attract, motivate and retain talented individuals to help us attain our business goals and objectives. We are committed to achieving long-term sustainable growth and increasing stockholder value. Our compensation programs for executive and other senior officers are designed to maintain these commitments and to encourage strong financial performance on an annual and long-term basis by using appropriate compensation structures and sound pay practices, without creating undue stockholder risk.

The principal elements of the total compensation for the CEO and other named executive officers are annual base salary, annual cash incentive compensation, and long-term equity-based compensation consisting of restricted stock and stock options, as well as limited benefits and perquisites.

Oversight of the Executive and Senior Management Compensation Program

Role of the Compensation Committee. The Compensation Committee acts pursuant to a written charter and is comprised entirely of independent directors. The Compensation Committee has overall authority for approving and evaluating the director and officer compensation plans, policies and programs of the Company. Pursuant to its charter, the Compensation Committee has authority and responsibility to:

•	annually review and approve corporate goals and objectives relevant to the CEO’s compensation and evaluate the CEO’s performance in light of those goals and objectives;
•	annually review the compensation of all directors, executive officers and other senior officers, including incentive compensation and equity-based plans;
•	annually review and approve, for the CEO and other executives and senior officers of the Company, the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, employment agreements, severance agreements, change in control agreements / provisions, in each case as, when and if appropriate, and any special or supplemental benefits;
•	determine the shares, options and other awards under our stock incentive plans; and
•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO and other executive and senior officer compensation, and to obtain advice and assistance from internal or external legal, accounting or other advisors.

Discussions regarding the compensation of the CEO occur during executive sessions when only Compensation Committee members are present (provided other independent directors may also be present if invited by the Compensation Committee). The Compensation Committee’s complete charter is available on our web site at www.getcosi.com.

Role of the CEO and Others in Compensation Decisions. The CEO discusses the performance of the other executive and senior officers with the Compensation Committee on an annual basis and provides his recommendations on compensation actions for other executive and senior officers. Additionally, the CEO provides his perspective and recommendations to the Compensation Committee on compensation and benefit plan design and strategies, financial goals and criteria for the annual cash incentives and the amount of long-term equity-based compensation. Our CEO does not provide input or recommendations with regard to his own pay. The Compensation Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO and other members of management present.

At the request of the CEO and the Compensation Committee, the Vice President of Human Resources (or comparable position) from time to time performs a review of competitive compensation practices for executive and other senior officer positions and, based on that assessment, provides data and advice regarding compensation for new executive and other senior officers, new positions, promotions and salary adjustments, using data obtained from a variety of sources, including industry surveys, executive recruiters and on-line human resources data, and recruiting and compensation resources, in order to provide a general understanding of current compensation practices within the industry.

Role of the Independent Compensation Consultant. To assist the Compensation Committee with its responsibilities, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2015, the Compensation Committee engaged Pearl Meyer & Partners, third-party compensation consultants, to review and advise on the Company’s compensation programs, as described above in the section captioned “Independent Compensation Consultants”.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, reviewed annually by the Compensation Committee, is to provide competitive levels of compensation that integrate pay with our short-term and long-term performance goals, reward corporate performance and recognize individual initiative and achievement.

Although the Compensation Committee does not engage in benchmarking, the Compensation Committee believes that it is appropriate to pay the executive and other senior officers cash and equity-based compensation at the 25th percentile of comparable positions at restaurant and hospitality companies of comparable size, based on compensation surveys, and generally competitive in the restaurant industry. The guiding principle in the design and administration of our compensation program is built on this philosophy and serves the following objectives:

•	attract and retain highly talented and skilled executives to establish and execute our strategies and reward appropriately those executive officers who contribute to our success;
•	align executive officer compensation with our short-term and long-term operational and financial performance; and
•	motivate executive officers to achieve our business objectives.

Components and Analysis of Total Compensation

Our direct compensation program for executive officers, including a portion that is at risk, consists of the following elements:

•	base salary, with annual discretionary increases, to provide a fixed amount of cash compensation linked to the executive or senior officer’s role and contribution to the Company;
•	annual cash incentive compensation, which is at-risk cash compensation, to focus attention on the key business drivers for the year and linked to our and the individual’s performances;

•	long-term equity-based compensation, currently in the form of restricted stock (but which may in the future include restricted stock units, stock options and performance shares), to encourage executives and senior officers to focus on the long-term growth and profitability of the Company and align their interests with those of our stockholders in order to increase stockholder value; and
•	limited benefits and perquisites, which are also generally available to all of our full-time employees.

Our compensation program is designed to provide an appropriate balance between annual and long-term performance of the Company, as well as between fixed and variable (“at-risk”) compensation. Each of these elements of pay is described below.

Base Salary. The annual base salary for executive and other senior officers is determined relative to job scope and responsibilities, past and current contributions, compensation for similar positions within the Company, time in position, the critical nature of the role to the Company and the difficulty of replacing the executive or other senior officer, and individual factors such as unique skills, expertise, demand in the labor market, and longer-term development and succession plans. Individual performance is measured by what is achieved (results) as well as how it is achieved (behaviors).

Executive and other senior officers’ salaries are reviewed annually after the end of each fiscal year, typically anytime from December to February. In addition to considering the performance of individual executive or other senior officers and information concerning competitive salaries, significant weight is placed on the financial and operating performance of the Company when considering salary adjustments. Also, increases are aligned with our merit-increase targets for the year. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of these officers.

The Compensation Committee reviewed our financial and operating performance in fiscal 2015 as compared to our internal business plan and the various operating and financial targets that management of the Company had set for themselves in fiscal 2015, as well as overall salary trends in the industry and the results of the Pearl Meyer compensation review. Except for the adjustment to our CEO’s base salary, in January 2016, the Compensation Committee determined that, given our fiscal 2015 financial and operating results as compared to our internal business plan and management’s various targets and overall industry salary trends, no increases to base salaries were approved for the named executive officers or other senior officers for fiscal 2015. Thus, other than the adjustment to our CEO’s base salary, none of our named executive or other senior officers will receive a salary increase in fiscal 2016 with respect to 2015 performance. In January 2016, for the reasons discussed above in the section captioned “Independent Compensation Consultant”, the annual base salary of R. J. Dourney, our CEO & President, was increased to $415,000 per year from $300,000 per year, effective January 1, 2016, consistent with the Company’s objective to compensate executive officers and other members of the senior leadership team at the 25th percentile of comparable positions at restaurant and hospitality companies of comparable size, based on industry surveys.

Annual Cash Incentive Compensation. Annual cash incentive compensation is based upon achievement of our annual financial and operating goals, including various quantitative and qualitative performance criteria for executive and other senior officers, with actual payouts ranging from 0% to 100% of the targeted payouts for each executive or other senior officer. The targeted payouts range from 30% to 100% of the executive’s or other senior officer’s base salary, in accordance with the executive or other senior officer’s employment agreement or offer letter and position. The performance goals have been linked to our total revenue, comparable Company-owned restaurant sales growth, operating income, periodic cash position, franchise unit and sales growth, earnings before interest, taxes, depreciation and amortization (EBITDA), and performance and strategic objectives which are part of our internal long-range business plan, generally excluding the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. These performance goals have been selected because they are important indicators of increased stockholder value. However, even though the performance goals have been linked to our internal business plan, the Compensation Committee has not relied solely upon predetermined formulas or a limited set of criteria in evaluating the performance of the executive or other senior officers. These decisions have typically included subjective judgments, based upon a number of factors relating to the Company’s financial and operating results as well as an individual executive’s or senior officer’s performance.

As of April 9, 2015, there was an accrual of $409,000 in the Company’s financial results for 2014, representing approximately 50% of the target payouts for annual cash incentive compensation. In May 2015, the Compensation Committee determined not to award any portion of the accrual as cash incentive compensation for fiscal 2015 in respect of fiscal year 2014. On March 11, 2015, in lieu of annual cash incentive compensation, the Compensation

Committee and the Board awarded restricted stock to named executive and other senior officers for fiscal 2015 in respect of fiscal year 2014, having a fair market value of $2.21 per share on the grant date. These stock incentive grants ranged in value from 50% to 100% of each executive or senior officer’s incentive target, vesting 50% on the date of grant and 50% on March 1, 2016, provided the employee remains continuously employed with the Company through each vesting date. Named executive officers receiving annual stock incentive grants in fiscal year 2015 in respect of fiscal year 2014 were as follows: R. J. Dourney in the amount of 135,747 shares, Vicki Baue in the amount of 25,045 shares, and Bryan Marks in the amount of 37,330 shares.

For fiscal 2015, the Compensation Committee reviewed our financial and operating performance as compared to our internal business plan and the various operating and financial targets that management of the Company had set for themselves for fiscal 2015. In fiscal 2015, we achieved some but not all of our fiscal 2015 financial and operating results as compared to our internal business plan and the various operating and financial targets set by management. In January 2016, given our fiscal 2015 financial and operating results, as compared to our internal business plan and the various operating and financial targets set by management, no cash incentive compensation bonuses were approved for the named executive officers (or other senior officers) in fiscal 2016 for fiscal 2015 performance. Thus, none of our named executive officers will receive cash incentive compensation bonuses in fiscal 2016 for fiscal 2015 performance.

Long-Term Equity-Based Compensation. We strongly believe that equity ownership by executive and other senior officers creates incentive to build stockholder value and align the interests of executive officers with the stockholders. The Compensation Committee believes that awards of restricted stock or restricted stock units under our stock incentive plans remain an effective instrument to achieve this goal. Grants of restricted stock or restricted stock units facilitate ownership in the Company and serve to retain executive and other senior officers since the awards have multi-year vesting schedules.

Under the Omnibus Plan, the Company may provide long-term equity incentives in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and any other stock awards that may be payable in shares, cash, other securities or any other form of property as may be determined by the Compensation Committee. Annually in March, beginning in 2005, the Company has awarded, if applicable, long-term equity-based compensation, which has been in the form of restricted stock, restricted stock units or stock options, to executive and other senior officers, based on an evaluation of our financial and operating performance and their individual performances in the prior year.

Under the Omnibus Plan, restricted stock awards, restricted stock units, and restricted stock options will vest based on the determination of the Compensation Committee at the time of grant. Commencing in fiscal 2014, such awards typically vest 50% in four equal annual installments of 25% each commencing on the first anniversary of employment provided that the employee remains in the continuous employ of the Company through each such vesting date, and 50% in four equal installments of 25% each commencing on the grant date provided that (1) the employee remains in the continuous employment of the Company and (2) specified price targets for the Company’s common stock are achieved (for at least 30 consecutive trading days). For the 2015 grants, the price target for each installment is as follows: the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, $3.50, $4.00, $4.50 and $5.00. In addition, typically under the restricted stock award agreements, previously awarded but unvested shares of restricted stock and stock options are forfeited and cancelled on the date of termination if an executive or other senior officer’s employment with the Company is terminated, subject to the specific terms of his or her employment agreement, if applicable.

Long-term equity-based incentive awards vary based upon each executive or other senior officer’s employment agreement or offer letter and consistent with similar positions within the Company. Actual awards are determined based upon the Company achieving its annual financial and operating goals and executive or other senior officers achieving their individual performance goals.

In determining whether to grant long-term equity incentive awards each year, the Compensation Committee and the Board may consider a number of factors. In addition to our financial performance and the individual performance of the eligible executive or other senior officers, the Compensation Committee considers, among other factors, the prevailing stock price and the consequent dilution that would result from any awards, the existing equity holdings of the eligible executives from prior award grants and the remaining availability under our stock incentive plans, among other factors. In May 2015, based on its consideration of these factors, among other factors, the Compensation Committee and the Board approved long-term equity grants to certain executive and other senior officers of the

Company for fiscal 2015 in respect of fiscal year 2014, having a fair market value of $2.21 per share on the grant date. These long-term incentive grants were equal in value to 50% of each executive or other senior officer’s salary, with 50% of the shares being time-vested, vesting 25% on each of the first, second, third and fourth anniversaries of the grant date provided the employee remains continuous employed with the Company through each such vesting date, and 50% of the shares being performance-based (market-price), vesting 25% each on the date on which the closing price of the Company’s stock has exceeded specified price targets of $3.50, $4.00, $4.50 and $5.00 per share for 30 consecutive trading days, provided the employee remains continuously employed with the Company through each such vesting date. Named executive officers receiving long-term equity grants on May 11, 2015, were as follows: R. J. Dourney in the amount of 67,873 shares, Vicki Baue in the amount of 46,380 shares, and Bryan Marks in the amount of 37,330 shares. In January 2016, based on the Compensation Committee’s consideration of the foregoing factors, among other factors, no discretionary long-term equity incentive awards were awarded to named executive officers in fiscal year 2016 in respect of fiscal year 2015.

Company’s Policy on Timing of Long-Term Equity-Based Incentive Compensation. Since May 2005, the Company has awarded long-term equity compensation in the form of restricted stock, restricted stock units, and stock options. The annual award date is typically towards the end of March, on a date that customarily falls between our regularly-scheduled Board and Compensation Committee meetings in the first quarter and the disclosure of our fiscal year-end financial results.

Other Compensation and Benefits

The Compensation Committee oversees the design, implementation and administration of the Company-wide benefit programs. The Company periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and warranted, based upon the business need and contributions of the executive officers.

Health and Welfare Benefits. Health and welfare benefits are an important component of the total compensation package and are commonplace among similarly-sized companies in the restaurant industry and generally available to other employees in the Company. We provide both Company-subsidized and voluntary benefit programs to our employees that generally include medical, dental, life insurance and disability coverage.

401(k) Plan. Our 401(k) Plan allows employees to invest funds on a pre-tax basis for their retirement. The Company has the discretion to match employee contributions to our 401(k) plan (at a 50% rate up to 4% of an employee’s pay, but not in excess of 20% of gross pay). Employees must be employed by the Company for sixty days and have worked on average at least 30 hours per week to be eligible to participate in the plan, and all employees are eligible to participate on the same terms. The Company matching contributions vest after one year of employment. Employees are automatically enrolled in our 401(k) retirement plan at the 4% level once they meet the eligibility requirements. If employees remain in our 401(k) retirement plan, their deduction will increase every year until it reaches a certain level. Employees may change the amount of the deduction or opt out altogether. Currently, our highly-compensated employees are not eligible to participate in our 401(k) Plan. As of January 1, 2014, the Company discontinued the Company match on employee contributions to our 401(k) plan.

Compensation of CEO

   R. J. Dourney, CEO and President

Consistent with our executive compensation philosophy and objectives described above, the Board, with assistance from the Compensation Committee, considered various factors in determining Mr. Dourney’s total compensation package, including job scope and responsibilities, the Company’s short-term and long-term objectives, and individual factors such as the critical nature of the role to the Company, unique skills, and achievements and contributions in past positions. The terms of his employment agreement are described below in the section captioned “Executive Agreements” and the compensation costs for fiscal 2015 are included below in the table captioned “Summary Compensation”.

In May 2015, for the reasons discussed above in the section captioned “Base Salary”, the Compensation Committee did not approve any salary increase for Mr. Dourney in fiscal 2015. Thus, our CEO did not receive a salary increase in fiscal 2015.

In May 2015, in respect of fiscal 2014, for the reasons discussed above in the section captioned “Annual Cash Incentive Compensation”, no cash incentive compensation was paid to Mr. Dourney in fiscal 2015. However, in lieu of annual cash incentive compensation, for the reasons discussed above in the section captioned “Annual Cash Incentive Compensation”, on March 11, 2015, in respect of fiscal 2014, the Compensation Committee and the Board awarded Mr. Dourney an annual stock incentive grant in the amount of 135,747 shares, having a fair market value of $2.21 per share on the grant date. The aggregate value of the shares on the grant date was equal to 100% of his salary. The shares vested 50% on the grant date and 50% on March 1, 2016,

Additionally, for the reasons discussed above in the section captioned “Long-Term Equity-Based Compensation”, on March 11, 2015, the Compensation Committee and the Board awarded Mr. Dourney a long-term equity compensation grant in the amount of 67,873 shares, having a fair market value of $2.21 per share on the grant date. The aggregate value of the shares on the grant date was equal to 50% of his salary. The shares are 50% time-vested, vesting 25% on each of the first, second, third and fourth anniversaries of the grant date provided Mr. Dourney remains continuously employed by the Company through each such vesting date, and 50% are performance-based (market price), vesting 25% each on the date on which the closing price of the Company’s stock has exceeded, for 30 consecutive trading days, specified price targets of $3.50, $4.00, $4.50 and $5.00 per share, provided he remains continuously employed by the Company through each vesting date.

In January 2016, for the reasons discussed above in the section captioned “Independent Compensation Consultant”, based upon the results of the consultant’s compensation review, Mr. Dourney’s annual base salary was increased to $415,000 per year from $300,000 per year, effective January 1, 2016. This increase in salary is consistent with the Company’s objective to compensate executive officers and other members of the senior leadership team at the 25th percentile of comparable positions at restaurant and hospitality companies of comparable size, based on industry surveys.

Also consistent with the reasons discussed above in the section captioned “Annual Cash Incentive Compensation”, no cash incentive compensation was paid to Mr. Dourney in fiscal 2016 in respect of fiscal 2015, and for the reasons discussed above in the section captioned “Long-Term Equity-Based Compensation”, the Compensation Committee did not award shares of the Company’s stock as long-term equity-based compensation to Mr. Dourney in fiscal 2016.

Tax Information

The Company has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which restricts the deductibility of compensation paid to each of the CEO and next three most highly compensated executive officers at the end of any fiscal year (other than the Chief Financial Officer) to the extent such compensation exceeds $1 million in any year and does not otherwise qualify for an exception. Our deduction for executive compensation provided during 2014 was not limited by Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. In the future, the Compensation Committee will continue to monitor the deductibility of its executive compensation.

Stock Ownership Requirements

The Company does not currently require named executive officers or other senior officers of the Company to acquire or hold a specified number of shares of Company common stock although the Company encourages named executive officers and other senior officers of the Company to retain the shares of stock awarded under our stock incentive plans, including any shares received upon the exercise of stock options.

Change-In-Control Arrangements

   Stock Incentive Awards

For awards granted prior to March 2014, typically under our stock award and stock option agreements, in the event of a change in control of the Company, all unvested stock options, shares of restricted stock and restricted stock units previously awarded to employees (other than Mr. Dourney and Mr. Edwards) would automatically become fully vested.

   CEO and President

Effective as of March 17, 2014, the Company entered into an employment agreement with R. J. Dourney, Chief Executive Officer and President. Except as set forth in the paragraph below regarding his stock, Mr. Dourney’s employment agreement does not provide for additional benefits if his employment is terminated “without cause”

following a “change in control” of the Company. However, his employment agreement does provide for certain benefits in the event his employment is terminated without “cause”, as described below in the paragraphs captioned “Compensation Arrangements Upon Change-in-Control or Termination Without Cause After Change-in-Control”.

Under the terms of Mr. Dourney’s Restricted Stock Award Agreement entered into on March 17, 2014, in the event the holders of the Company’s common stock receive consideration in any “change in control” (as described below in the section captioned “Compensation Arrangements Upon Change-in-Control or Termination Without Cause After Change in Control”) with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds (as set forth below in the section captioned “Executive Officer Agreements”), in respect of Company securities or any successor securities, then upon such receipt all performance-based shares (market price) that would have become vested shares upon attainment of trading prices at or below such threshold or thresholds shall become vested shares.

   Other Executive Officers

In December 2008, the Company entered into a Change in Control Severance Agreement with Vicki Baue, Vice President and General Counsel, Chief Compliance Officer (CLO), which provides for certain payments and benefits if her employment is terminated without “cause” following a “change in control” of the Company. This agreement is intended to provide for continuity of management in the event of a “change in control”. This agreement does not provide for severance payments solely upon a “change in control”. The Compensation Committee believed it was appropriate to enter into this agreements due to the review of strategic alternatives announced in November 2008.

Under the terms of the Change in Control Severance Agreement of Vicki Baue, if her employment is terminated without “cause” following a “change in control” of the Company, Ms. Baue would continue to be paid her then-current base salary as severance for 12 months. Additionally, she would be reimbursed for the premiums to continue her medical and health benefits pursuant to COBRA for 12 months.

The estimated payments and benefits to the named executive officers following termination of their employment without “cause” after a “change in control” of the Company, as determined as of December 28, 2015, are included below in the compensation table captioned “Estimated Payments and Benefits Following a Change in Control”.

EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

The following table summarizes compensation awarded to, earned by, or paid by the Company to its named executive officers for each of the last three completed fiscal years and two additional individuals who would have been included in this summary but for the fact that they were not serving as executive officers of the Company as of December 28, 2015.

Summary Compensation Table
Name	Year	Salary ($)	Stock Awards ($) (1)		Options Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Grand Total ($)
RJ Dourney, CEO & President	2015	295,384	449,998		—		—	—	745,382
	2014	226,153	171,015		—		—	—	397,168
	2013	—	—		—		—	—	—
Miguel Rossy-Donovan, CFO (3)	2015	165,000	442,000	(4)	—		—	55,000	662,000
	2014	—	—		—		—	—	—
	2013	—	—		—		—	—	—
Vicki Baue, VP & General Counsel, CCO (CLO)	2015	205,000	157,849		361	(5)	—	33,559	396,769
	2014	205,516	3,716		361		—	5,172	214,765
	2013	205,516	6,910		625		25,000	11,154	249,205
Willy Nicolini, VP Operations (6)	2015	92,075	76,800	(7)	—		—	—	168,875
	2014	—	—		—		—	—	—
	2013	—	—		—		—	—	—
Bryan Marks (former VP Operations) (8)	2015	148,450	156,749	(9)	—		—	15,866	321,065
	2014	105,346	12,796		—		—	9,371	127,513
	2013	—	—		—		—	—	—
Richard Bagge (former Interim CFO) (10)	2015	137,348	63,750	(11)	—		—	5,076	206,174
	2014	—	—		—		—	—	—
	2013	—	—		—		—	—	—
Scott Carlock (former CFO) (12)	2015	21,808	—		—		—	64,615	86,423
	2014	81,577	15,500		—		—	20,000	117,077
	2013	—	—		—		—	—	—
(1)	The amount in this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted during the fiscal year. The fair value of these awards has been determined based on the assumptions set forth in our Note on “Stock-Based Employee Compensation” included in our Consolidated Financial Statements as reported on Form 10-K. Additional information regarding the size of the awards is set forth in the notes to the tables captioned “Grants of Plan-Based Awards” and “Outstanding Equity Awards”.
(2)	The amounts in this column are comprised of the items set forth below in the table captioned “All Other Compensation”.
(3)	Miguel Rossy-Donovan was appointed our Chief Financial Officer effective May 11, 2015. His compensation is described below in the section captioned “Employment Agreements”.
(4)	Includes 200,000 shares of our restricted common stock granted to Miguel Rossy-Donovan upon commencement of his employment on May 11, 2015, having a fair market value of $2.21 per share on the grant date, representing compensation to Mr. Rossy-Donovan for fiscal year 2015.

(5)	Represents the fair value, using the Black Scholes Valuation Model, of that portion of stock options that vested in fiscal 2015 for Vicki Baue.
(6)	Includes compensation paid to Willy Nicolini in fiscal year 2015 for both his current position, as Vice President Operations, and his prior position, as Vice President Operations Support. Mr. Nicolini was appointed as our Vice President Operations effective on September 30, 2015 and prior to that he served as our Vice President Operations Support from April 2015 to September 29, 2015. Mr. Nicolini’s current compensation, in his position as Vice President Operations, is described below in the section captioned “Executive Officer Agreements, Employment Agreement with Willy Nicolini”.
(7)	Includes 75,000 shares of our restricted common stock granted to Willy Nicolini upon his promotion to Vice President Operations on September 30, 2015, having a fair market value of $1.02 per share on the grant date, representing compensation to Mr. Nicolini for fiscal year 2015.
(8)	Bryan Marks resigned his employment and all offices and positions with the Company effective October 14, 2015.
(9)	Includes 101,004 unvested shares of our common stock, which were forfeited and cancelled by Mr. Marks on October 14, 2015, upon termination of his employment with the Company, pursuant to the agreements under which the shares were granted. The fair market value of the shares on the date of forfeiture was $0.76 per share.
(10)	Richard Bagge was appointed our interim CFO on January 22, 2015, a position he held until May 11, 2015, when he was appointed as our Vice President Real Estate & Development. Pursuant to his offer letter for the position of interim CFO, Mr. Bagge was paid an annual base salary of $182,000, pro-rated for any partial year.
(11)	Includes 25,000 shares of our restricted stock which were granted to Richard Bagge on May 15, 2015, upon his appointment as our Vice President Real Estate & Development, having a fair market value of $2.18 per share on the grant date, representing compensation to Mr. Bagge for fiscal year 2015. Of those shares, 50% were time-vested, vesting in four equal annual installments of 25% on each of the first, second, third and fourth anniversaries of the grant date provided he remained in the continuous employ of the Company through each such vesting date, and 50% were performance-based (market price), vesting in four equal installments of 25% each commencing on the grant date provided that (a) the employee remained in the continuous employment of the Company and (b) specified price targets ($3.50, $4.00, $4.50, and $5.00 per share) for the Company’s common stock were achieved for at least 30 consecutive trading days. Mr. Bagge terminated his employment with the Company on November 30, 2015. Of those shares, 6,250 shares, having a fair market value of $0.50 per share on the vesting date, were subject to accelerated vesting on November 29, 2015, pursuant to the Separation Agreement and Release dated November 12, 2015, entered into with the Company. In accordance with the terms of the agreements under which the shares were granted, the unvested shares of restricted stock were forfeited and cancelled by Mr. Bagge on November 30, 2015, upon termination of his employment with the Company. The fair market value of the shares on the date of forfeiture was $0.48 per share.
(12)	Scott Carlock resigned his employment and all offices and positions with the Company effective January 21, 2015. In accordance with the terms of the agreements under which the shares were granted, the unvested shares of restricted stock were forfeited and cancelled by Mr. Carlock on January 22, 2015, upon termination of his employment with the Company. The fair market value of the shares on the date of forfeiture were $2.50 per share.

The table set forth below lists the elements of “All Other Compensation” included in the Summary Compensation Table above:

All Other Compensation
Name	Fiscal Year	Health Insurance Premiums ($)	Employer’s Contribution to the Company’s Savings Plan ($)(a)	Relocation ($)	Severance ($)		Total ($)
R. J. Dourney	2015	—	—	—	—		—
Miguel Rossy-Donovan	2015	—	—	55,000	—		55,000
Vicki Baue	2015	—	—	33,559	—		33,559
Willy Nicolini	2015	—	—	—	—		—
Richard Bagge (former)	2015	—	—	—	5,076	(b)	5,076
Bryan Marks (former)	2015	—	—	—	15,866		15,866
Scott Carlock (former)	2015	—	—	—	64,615		64,615
(a)	Effective as of January 1, 2014, named executive officers are not eligible to participate in our 401(k) plan.
(b)	Does not include 6,250 shares of our common stock which were subject to accelerated vesting on November 29, 2015, pursuant to the Separation Agreement and Release dated November 12, 2015, with the Company.

Executive Officer Agreements

Employment Agreement with R. J. Dourney. On March 17, 2014, the Company entered into an employment agreement with R. J. Dourney to serve as our CEO and President and as a director of the Company, effective March 17, 2014, as amended by the First Amendment dated January 7, 2016. The initial term of employment under the agreement is four years, unless extended by mutual agreement of the parties or unless earlier terminated. Pursuant to the First Amendment, Mr. Dourney will receive an annual gross base salary of $415,000. He is also eligible for and an annual cash bonus of up to 100% of his base salary based upon the Company’s overall performance and the performance of Mr. Dourney, which in the Board’s discretion may be less than or more than the target amount for performance that falls short of or exceeds the performance goals. Mr. Dourney and the Board will confer to set targets, metrics, and goals for the Company and executive performance for the purposes of determining Mr. Dourney’s bonus.

In addition, as a material inducement to enter into employment with the Company and as long-term incentive compensation, on March 17, 2014 (“Date of Grant”), Mr. Dourney was granted 829,164 unregistered shares of restricted stock (which were subsequently registered) pursuant to a restricted stock agreement entered into on March 17, 2014. Of those shares, 414,582 shares are time-vested, vesting in four equal installments of 50% each on the first, second, third and fourth anniversaries of the date of grant provided he remains in the continuous employ of the Company through each such vesting date, and 414,582 are performance-based (market price) vested, vesting in four equal installments of 25% each, provided he remained in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, specified price targets of $2.00, $2.50, $3.00, and $4.00 per share. In addition, in the event the holders of the Company’s common stock receive consideration in any change in control (as defined in the Restricted Stock Agreement dated March 17, 2014, pursuant to which the shares were granted) with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth above, in respect of Company securities or any successor securities, then upon such receipt all Performance Shares that would have become vested shares upon attainment of trading prices at or below such threshold or thresholds as provided above shall become vested shares.

Mr. Dourney is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage, and participation in the Company’s 401(k) Savings Plan. Mr. Dourney has also agreed to observe the Company’s standard confidentiality, non-competition and non-solicitation provisions. The Company also paid attorneys’ fees of $45,000 incurred by Mr. Dourney in connection with his employment agreement and the documentation relating to the election to cause the reverse triangular merger of

Hearthstone Associates, LLC, into a wholly-owned subsidiary of Cosi, Inc. He entered into a confidentiality and non-solicitation agreement that includes customary non-competition and non-solicitation provisions.

If Mr. Dourney’s employment terminates due to his death or disability, or by the Company for cause, or Mr. Dourney resigns under circumstances not constituting “good reason,” he is entitled to receive his base salary through the date of termination and all accrued benefits, if any, through the date of termination. In addition, if Mr. Dourney is terminated without “cause” or resigns under circumstances constituting “good reason,” or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, and (ii) provided that such termination occurs prior to the exercise of the election to cause the Merger and provided no breach exists under the non-compete agreement, (D) 12 months of his base salary (provided that if such termination occurs prior to the first anniversary of the employment agreement, then such salary continuation will be for a period equal to 24 months less the number of full months elapsed since the date of the employment agreement), and (iii) continuation of health insurance benefits for the lesser of 12 months or the balance of the employment period. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth below in connection with a change in control with respect to Performance Shares.

Employment Agreement with Miguel Rossy-Donovan. On March 26, 2015, effective as of May 11, 2015, the Company entered into an at-will employment agreement with Miguel Rossy-Donovan to serve as our Chief Financial Officer. Pursuant to the terms of this agreement, Mr. Rossy-Donovan will receive an annual base salary of $275,000, and will be eligible to receive an annual performance bonus of up to 50% of his annual base salary based on the attainment of mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. He received an initial grant of 200,000 shares of restricted stock, of which 50% were time vested, vesting in four equal installments of 50% each on the first, second, third and fourth anniversaries of the date of grant provided he remained in the continuous employ of the Company through each such vesting date, and 50% were performance based (market-price) vested, vesting in four equal installments of 25% each, provided he remained in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, specified price targets of $3.50, $4.00, $4.50, and $5.00 per share. He entered into a confidentiality and non-solicitation agreement that includes customary non-competition and non-solicitation provisions. Mr. Rossy-Donovan’s employment may be terminated by either party at any time for any reason. Compensation is reviewable annually and subject to adjustment. Additionally, the Company agreed to pay Mr. Rossy-Donovan the gross amount of $55,000 for relocation expenses.

Employment Agreement with Vicki Baue. In February 2007, the Company entered into an amended at-will employment agreement with Vicki Baue, as further amended January 7, 2016, to serve as our Vice President and General Counsel, Chief Compliance Officer and Chief Legal Officer. Pursuant to the terms of this agreement, Ms. Baue will receive an annual base salary of $205,000. Also, she is eligible to receive an annual cash incentive bonus of up to 50% of her annual base salary based on the attainment of mutually agreed upon performance levels and long-term incentive stock grants under the Omnibus Plan. She entered into a confidentiality and non-solicitation agreement that includes customary non-solicitation provisions. Ms. Baue’s employment may be terminated by either party at any time for any reason. Compensation is reviewed annually and may be subject to adjustment.

Employment Agreement with Willy Nicolini. In October 2015, the Company entered into an at-will employment agreement with Willy Nicolini to serve as our Vice President Operations. Pursuant to the terms of this agreement, Mr. Nicolini will receive an annual base salary of $165,000, and he will be eligible to receive an annual performance bonus of up to 50% of his annual base salary based on the attainment of mutually agreed upon performance levels and restricted stock pursuant to the Omnibus Plan. He also received an initial grant of 75,000 shares of restricted stock, of which 50% were time vested, vesting in four equal installments of 50% each on the first, second, third and fourth anniversaries of the date of grant provided he remained in the continuous employ of the Company through each such vesting date, and 50% were performance-based (market-price) vested, vesting in four equal installments of 25% each, provided he remained in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, specified price targets of $3.50, $4.00, $4.50, and $5.00 per share. He entered into a confidentiality and non-solicitation agreement that includes customary non-competition and non-solicitation provisions. Mr. Nicolini’s employment may be terminated by either party at any time for any reason. Compensation is reviewable annually and subject to adjustment.

2015 Grants of Plan Based Awards

The following table provides additional information about stock and stock option awards and non-equity incentive plan awards granted to our named executive officers during the fiscal year ended December 28, 2015.

Grants of Plan-Based Awards (1)
Name	Grant Date	Estimated Potential Pay Out under Non- equity Incentive Plan Awards: Target ($) (2)	Actual Pay Out under Non- equity Incentive Plan Awards: ($) (3)	All Other Stock Awards: Number of Shares of Stock (#) (4)		Grant Date Fair Value of Stock Awards ($)
R. J. Dourney	5/11/2015	300,000	—	203,619		449,998
Miguel Rossy-Donovan	5/11/2015	137,500	—	200,000		442,000
Vicki Baue	5/11/2015	102,500	—	71,425		157,849
Willy Nicolini	9/30/2015	82,500	—	75,000		76,500
Bryan Marks	5/11/2015	82,500	—	70,927	(5)	156,479
Richard Bagge	5/22/2015	55,000	—	25,000	(6)	63,750
Scott Carlock	—	—	—	—		—
(1)	The shares of restricted stock were awarded under the Omnibus Plan.
(2)	These amounts reflect the amount of annual cash incentives that could have been awarded to the named executive officers in fiscal 2016 for fiscal 2015 performance.
(3)	These amounts reflect the amount of annual cash incentives awarded to named executive officers in fiscal 2015 for fiscal 2014 performance. There were no annual cash incentives awarded to named executive officers in fiscal 2015 for fiscal 2014 performance. However, in fiscal 2015 for 2014 performance, grants of restricted stock were awarded to named executive officers in lieu of annual cash incentives.
(4)	Includes: (a) initial grant of 200,000 shares of restricted stock to Miguel Rossy-Donovan on May 11, 2015, upon his employment with the Company, having a fair market value of $2.21 per share on the grant date; (b) an initial grant of 75,000 shares of restricted stock to Willy Nicolini on September 30, 2015, upon his promotion to Vice President Operations, having a fair market value of $1.02 per share on the grant date; (c) shares of restricted stock awarded as annual bonus grants on May 11, 2015, to named executive officers in fiscal 2015 for fiscal 2014 performance in lieu of annual cash incentives - R. J. Dourney (135,747 shares), Vicki Baue (25,045 shares), and Bryan Marks (37,597 shares) - having a fair market value of $2.21 per share on the grant date (“Bonus Grants”), vesting 50% on the date of grant and 50% on March 1, 2016, provided the employee remains continuously employed by the Company on each such vesting date; (d) shares of restricted stock awarded as long-term equity incentives on May 11, 2015, to named executive officers in fiscal 2015 - R. J. Dourney (67,873 shares), Vicki Baue (46,380 shares), and Bryan Marks (37,300 shares) - having a fair market value of $2.21 per share on the grant date (“LTI Grants”), of which 50% are time vested, vesting in four equal installments of 25% each on the first, second, third and fourth anniversaries of the grant date provided the employee remains in the continuous employ of the Company through each such vesting date, and 50% performance-based (market price) vested, vesting in four equal installments of 25% each, provided the employee remains in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, specified price targets of $3.50, $4.00, $4.50, and $5.00 per share, and (e) 25,000 shares of restricted stock granted to Rich Bagge, on May 15, 2015, upon his appointment as the Company’s Vice President Real Estate & Development, having a fair market value of $0.50 on the grant date.
(5)	On October 14, 2015, 50% of Bryan Marks’ Bonus Grant and 100% of his LTI Grant were unvested, and, in accordance with the agreements under which the shares were granted, the unvested shares were forfeited and cancelled on October 14, 2015, upon termination of Mr. Marks’ employment with the Company.

(6)	Includes 18,750 shares which were unvested as of November 30, 2015, and, in accordance with the agreements under which the shares were granted, the unvested shares were forfeited and cancelled on November 30, 2015, upon the termination of Mr. Bagge’s employment with the Company.

Commencing in March 2014, unless otherwise agreed by the Compensation Committee, shares of restricted stock granted to named executive officers under the Omnibus Plan are 50% time-vested, vesting in four equal installments of 25% each on the first, second, third and fourth anniversaries of the date of grant provided the employee remains in the continuous employ of the Company through each such vesting date, and 50% performance-based (market price) vested, vesting in four equal installments of 25% each, provided the employee remains in the continuous employ of the Company through each such vesting date, on the first day on which the closing price of the Company’s common stock shall have exceeded, for a period of 30 consecutive trading days, specified price targets. For grants issued in fiscal 2015, the price targets are $3.50, $4.00, $4.50, and $5.00 per share.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information about outstanding equity awards, including the vesting schedules, at December 28, 2015, for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year End
		Option Awards (2)				Stock Awards (3) (4)
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable #	Number of Securities Underlying Unexercised Options Unexercisable #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)
R. J. Dourney	03/17/2014	—	—	—	—	518,228	228,020
	05/11/2015	—	—	—	—	135,746	59,728
Miguel Rossy-Donovan	5/11/2015	—	—	—	—	200,000	88,000
Vicki Baue	3/19/2013	3,750	2,500	2.80	3/19/2023	—	—
	12/14/2014	—	—	—	—	15,625	6,875
	5/11/2015	—	—	—	—	58,903	25,917
Willy Nicolini	9/30/2015				75,000	33,000
Bryan Marks	—	—	—	—	—	—	—
Richard Bagge	—	—	—	—	—	—	—
Scott Carlock	—	—	—	—	—	—	—
(1)	For a better understanding of the information disclosed in this table, we have included an additional column showing the grant date of the stock options and shares of restricted stock or restricted stock units. Future vesting of stock options and shares of restricted stock is contingent upon the employee being continuously employed by the Company through each applicable vesting date (as set forth in the tables below). In accordance with the terms of the plans under which the stock options and shares of restricted stock or restricted stock units were granted, employees forfeit all stock options, restricted stock and restricted stock units previously awarded and remaining unvested on the date of termination of employment
(2)	Stock options become exercisable based upon the following vesting schedules.
Grant Date	Stock Option Vesting Schedules
03/19/2013	20% on grant date and 20% annually on anniversary of grant date over 4 years

(3)	Beginning in March 2014, unless otherwise agreed by the Compensation Committee, shares (post-reverse stock split adjusted) of restricted stock granted vest based upon the following vesting schedules:
Grant Date	Restricted Stock Vesting Schedule
03/17/2014
50% vest over time in four equal installments of 25% each on anniversary of grant date over 4 years, and 50% vest in four equal installments of 25% on first day on which the closing price of the Company’s common stock exceeds specified price targets, for 30 consecutive trading days, of $2.00, $2.50, $3.00 and $4.00 per share

06/19/2014
12/14/2014
(4)	Beginning in fiscal 2015, unless otherwise agreement by the Compensation Committee, shares (post-reverse stock split adjusted) of restricted stock vest based upon the following vesting schedules:
Grant Date	Restricted Stock Vesting Schedule
05/11/2015
50% vest over time in four equal installments of 25% each on anniversary of grant date over 4 years, and 50% vest in four equal installments of 25% on first day on which the closing price of the Company’s common stock exceeds specified price targets, for 30 consecutive trading days, of $3.50, $4.00, $4.50, and $5.00 per share

09/30/2015

2015 Stock Vested

The following table provides additional information about the value realized by the named executive officers’ stock awards vesting during the fiscal year ended December 28, 2015. No stock option exercises occurred during fiscal year 2015.

Options Exercised and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
R. J. Dourney	—	—	378,809		970,870
Miguel Rossy-Donovan	—	—	—		—
Vicki Baue	—	—	20,522		48,372
Willy Nicolini	—	—	—		—
Bryan Marks	—	—	44,923		107,155
Richard Bagge	—	—	6,250	(2)	3,125
Scott Carlock	—	—	—		—
(1)	The value of these awards has been computed by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Pension Benefits

The Company does not offer qualified or non-qualified defined benefit plans to its executive officer or employees.

Non-Qualified Deferred Compensation

The Company does not offer non-qualified defined contribution or other non-qualified deferred compensation plans to its executive officers or employees.

Potential Payments Upon Termination or Change-in-Control

There are potential costs associated with a change in control of the Company or termination of employment of certain named executive officers.

Compensation Arrangements Upon Change-in-Control or Termination Without Cause After Change-in-Control

Upon termination of employment upon a “change in control” or without “cause” after a “change in control” of the Company (as defined below), severance payments may be paid to R. J. Dourney in accordance with his employment agreement and to Vicki Baue in accordance with her “change in control” severance agreement (each as described below).

Upon termination of employment without “cause” due to a “change in control” of the Company or termination without “cause” after a “change in control” of the Company, severance payments and reimbursement for continuation of medical and health benefits under COBRA may be paid to Mr. Dourney in accordance with his employment agreement and to Ms. Baue in accordance with her “change in control” severance agreement with the Company, as described below.

For shares of restricted stock and stock options granted prior to March 2014, solely due to a “change in control” of the Company (whether or not their employment is terminated), all unvested shares of restricted stock and stock options previously awarded to employees (other than Mr. Dourney) would automatically vest.

For shares of restricted stock and stock options granted after March 2014, solely due to a “change in control” of the Company (whether or not their employment is terminated due to the “change in control”), if stockholders of the Company’s common stock receive consideration in any “change in control” with a value at the time of receipt or subsequent to such receipt at least equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds (specified price targets) set forth in the respective restricted stock award agreements, in respect of Company securities or any successor securities, then upon such receipt, all performance-based shares (or assets or rights held in respect thereof) that would have become vested upon attainment of trading prices at or below such value threshold or thresholds will become vested shares, and all consideration payable in respect of such performance-based shares will be paid to the employee (in the event the employee was employed by the Company upon the occurrence of such “change in control” as defined below).

R. J. Dourney, Chief Executive Officer and President

Under the terms of Mr. Dourney’s employment agreement, if Mr. Dourney is terminated without “cause” or resigns under circumstances constituting “good reason,” or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, and (ii) provided that such termination occurs prior to the exercise of the election to cause the Merger (as defined below) and provided no breach exists under the non-compete agreement, (D) 12 months of his base salary (provided that if such termination occurs prior to the first anniversary of the employment agreement, then such salary continuation will be for a period equal to 24 months less the number of full months elapsed since the date of the employment agreement), and (iii) continuation of health insurance benefits for the lesser of 12 months or the balance of the employment period. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth below in connection with a change in control with respect to Performance-Based Shares. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly described below in connection with a “change in control” with respect to his performance-based shares.

In the event the holders of the Company’s common stock receive consideration in any “change in control” with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth in the vesting schedule, in respect of Company securities or any successor securities, then upon such receipt all performance-based shares (or assets or rights held in respect thereof) that would have become vested shares upon attainment of trading prices at or below such value threshold or thresholds as provided in the vesting schedule shall thereupon become vested shares, and all consideration payable in respect of such performance-based shares shall be paid to Mr. Dourney or Mr. Dourney’s beneficiaries or estate (in the event Mr. Dourney was employed by the Company upon the occurrence of such change in control). The specified price targets for Mr. Dourney’s performance-based shares are described in the section above captioned “Executive Agreements” and included above in the compensation table captioned “Outstanding Equity Awards at Fiscal Year End”.

The estimated payments and benefits to Mr. Dourney following the termination of his employment upon a “change in control” or without “cause” after a “change in control” of the Company, as determined as of December 28, 2015, are included below in the compensation table captioned “Estimated Benefits Upon or Following a Change in Control”.

Other Named Executive Officers

Under the terms of her change in control severance agreement, if Vicki Baue’s employment is terminated without “cause” following a “change in control” of the Company, Ms. Baue would continue to be paid her then-current base salary as severance for a period of 12 months. Additionally, Ms. Baue would be reimbursed for the premiums to continue her medical and health benefits pursuant to COBRA for a period of 12 months.

For restricted stock or stock options granted to Ms. Baue prior to March 2014, all unvested shares upon the occurrence of a “change in control” would become vested, similar to restricted stock or stock options granted to other employees, in accordance with the terms of the restricted stock award agreements applicable to such restricted stock or stock options.

For all restricted stock or stock options granted to Ms. Baue after March 2014, similar to restricted stock or stock options granted to other employees, in the event the holders of the Company’s common stock receive consideration in any “change in control” with a value at the time of receipt or subsequent to such receipt equal (on a per share basis and on an adjusted basis if applicable) to any of the applicable value thresholds set forth in the vesting schedule, in respect of Company securities or any successor securities, then upon such receipt all performance-based shares (or assets or rights held in respect thereof) that would have become vested shares upon attainment of trading prices at or below such value threshold or thresholds as provided in the vesting schedule shall thereupon become vested shares, and all consideration payable in respect of such performance-based shares shall be paid to Ms. Baue or Ms. Baue’s or beneficiaries or estate (in the event Ms. Baue was employed by the Company upon the occurrence of such change in control). The specified price targets for Mr. Baue’s performance-based shares granted after March 2014 are included above in the compensation table captioned “Outstanding Equity Awards at Fiscal Year End”.

The estimated payments and benefits to the named-executive officers following the termination of their employment upon a “change in control” or without “cause” after a “change in control” of the Company, as determined as of December 28, 2015, are included below in the compensation table captioned “Estimated Benefits Upon or Following a Change in Control”.

Change in Control Defined

Pursuant to the terms of Mr. Dourney’s Restricted Award Agreement and the restricted stock award agreements of other employees for shares granted in or after March 2014, a “change in control” of the Company is generally defined as follows:

For such agreements, “change in control” shall mean the first date on which any of the following events occur: (A) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Act (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act of more than 50% of the Voting Stock (as defined below); (B) the merger or consolidation of the Company with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than a majority of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity; (C) the sale or transfer of all or substantially all of the property of the Company other than to an entity of which the Company owns at last 50% of the Voting Stock; (D) during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or (E) a liquidation or dissolution of the Company. A Change in Control shall not include any acquisition in which Grantee is the acquirer or a member of the acquiring group or an officer or owner of the acquiring entity. For purposes of this Change in Control definition, “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation, whether of the Company or any successor entity thereto, as the context requires. Any capital infusion effectuated by the Company, duly authorized by its Board of Directors (including without limitation transactions in the public or private equity markets) does not constitute a “change in control” within the meaning of such agreements regardless whether thereafter any of the events identified in (A), (B), (C) or (D) occurs as a result of such capital infusion.

Pursuant to the terms of Ms. Baue’s Change in Control Severance Agreement, a “change in control” of the Company is generally defined as follows:

The date on which the earlier of the following events occur: (i) either (A) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act of more than 50% of the outstanding capital stock of Così entitled to vote for the election of directors (“Voting Stock”); or (B) the merger or consolidation of Così with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of Così immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity, and in addition to (A) or (B), (C) as a result of an event described in (A) or (B), the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that “Change in Control” will not include any event described in clauses (i) through (iii) above (A) in which the executive is a member of the acquiring group or an officer or owner of the acquiring entity or (B) if following such event, the executive continues employment as a senior executive of Così.

The estimated payments and benefits to named executive officers upon or following a “change in control” of the Company, as determined as of December 28, 2015, are summarized in the following table.

Estimated Benefits Upon or Following a Change in Control
	Early Vesting of Stock Options (1) (2)		Early Vesting of Shares or Units of Stock (2)		Severance Payments (3)	COBRA (3)
Name	#	($)	#	($)	($)	($)
R. J. Dourney	—	—	653,974	287,749	600,000	11,476
Miguel Rossy-Donovan	—	—	200,000	88,000	—	—
Vicki Baue	1,250	3,500	74,528	32,792	205,000	5,672
Willy Nicolini	—	—	—	—	—	—
Bryan Marks	—	—	—	—	—	—
Richard Bagge	—	—	—	—	—	—
Scott Carlock	—	—	—	—	—	—
(1)	The values in this table are based on the closing price of our stock on December 28, 2015.
(2)	For shares of restricted stock and stock options granted prior to March 2014, solely due to a “change in control” of the Company, all unvested shares of restricted stock and unvested stock options previously awarded would automatically vest. For shares of restricted stock and stock options granted after March 2014, solely due to a “change in control” of the Company, all unvested shares of performance-based shares having specified trading. price targets equal to or less than the per-share consideration paid to stockholders in such “change in control” transaction would be deemed to be vested shares and all consideration payable in respect of such performance-based shares would be paid to such employees provided they are employed by the Company upon the occurrence of such “change in control”.
(3)	Severance payments and reimbursement for COBRA premiums would be payable to these named executive officers upon termination of their employment upon a “change in control” or without “cause” following a “change in control”. Mr. Dourney’s portion was calculated at 100%, assuming full payout but the bonus amount would depend upon performance against the performance objectives and actual payout may be less than 100%.

Compensation Arrangements for Termination of Employment Without Cause (other than Change in Control)

Upon termination of Mr. Dourney’s employment by the Company without “cause” not related to a “change in control” of the Company or by Mr. Dourney under circumstances constituting “good reason”, or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he would be entitled to receive severance benefits in accordance with his employment agreement.

Other than as discussed above with respect to a “change in control”, the named executive officers (other than R. J. Dourney) are not covered under severance agreements or a general severance plan, and any severance benefits payable to them would be determined by the Compensation Committee in its discretion.

R. J. Dourney. The initial term of Mr. Dourney’s employment under his employment agreement is four years, unless extended by mutual agreement of Mr. Dourney and the Company or unless earlier terminated. If Mr. Dourney’s employment with the Company is terminated by the Company without “cause” (as defined in his employment agreement), by Mr. Dourney under circumstances constituting “good reason” (as defined in his employment agreement), or if Mr. Dourney’s employment terminates due to non-renewal of his employment agreement, he is entitled to receive: (i) (A) his base salary through the date of termination, if not previously paid, (B) the amount of any accrued but unpaid annual bonus, (C) all accrued benefits, if any, any, and (ii) continuation of health insurance benefits for the lesser of twelve months or the balance of the employment period. If Mr. Dourney’s employment is terminated, all unvested restricted stock awards will be forfeited except as expressly set forth above in connection with a “change in control” with respect to his performance-based shares.

The estimated payments and benefits to named executive officers upon or following a “change in control” of the Company, as determined as of December 28, 2015, are summarized in the following table.

Estimated Benefits Upon Termination Without Cause or For Good Reason (Other than Following a Change in Control)
	Early Vesting of Stock Options (1) (2)		Early Vesting of Shares or Units of Stock (2)		Severance Payments (3)	COBRA (3)
Name	#	($)	#	($)	($)	($)
R. J. Dourney	—	—	653,974	287,749	—	—
Miguel Rossy-Donovan	—	—	—	—	—	—
Vicki Baue	—	—	—	—	—	—
Willy Nicolini	—	—	—	—	—	—
Bryan Marks	—	—	—	—	—	—
Scott Carlock	—	—	—	—	—	—
(a)	All unvested shares of our restricted common stock previously granted to named executive officers would be forfeited and cancelled upon termination (except in connection with a “change in control” as described above).
(b)	Severance payments would be payable to R. J. Dourney upon his termination by the Company without “cause” or his resignation due to circumstances constituting “good reason”.
(c)	Reimbursement of COBRA premiums would be payable to R. J. Dourney upon his termination by the Company without “cause” or his resignation due to circumstances constituting “good reasons”.

   Potential Costs upon Termination for Cause

Upon termination of employment with “cause”, named executive officers would be paid salary and benefits accrued through the effective date of termination, representing earned but unpaid base salary and any accrued but unused vacation, and all unvested shares of restricted stock and stock options previously granted would be forfeited as of the effective date of such termination.

   Payments upon Death

Under our benefits program, all of our eligible employees, including the named executive officers, receive basic life insurance in an amount equal to one time their annual base salary up to a maximum amount of $150,000, and they have the option to purchase additional life insurance in an amount that, together with their basic life insurance, does not exceed $500,000. For restricted stock or stock options granted prior to March 2014, under the terms of our restricted stock or stock option agreements, typically all unvested shares of restricted stock, stock options and restricted stock units previously granted to employees (other than Mr. Dourney) would automatically fully vest.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 28, 2015, with respect to our equity-based compensation plans under which shares of our common stock may be issued.

Equity Compensation Plan Information (1)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by stockholders	5,000	$2.80	1,028,727
Equity compensation plans not approved by stockholders	None	None	None
Total	5,000	$2.80	1,028,727
(1)	The information in this chart is determined as of December 28, 2105.
(2)	The totals in this column reflect outstanding stock options, as the Company has not granted warrants or rights to employees.
(3)	The totals in this column pertain to the Omnibus Plan, which was approved by stockholders and implemented in May 2005, amended in May 2012, and amended and restated by the Amended and Restated 2005 Cosi, Inc. Omnibus Long-Term Incentive Plan approved by stockholders on August 26, 2014. There are no other long-term incentive plans applicable to employees in effect as of Mach 28, 2016

TRANSACTIONS WITH RELATED PERSONS

Except with respect to the Hearthstone Merger and related transactions described below, no director, executive officer or stockholder who is known to the Company to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of such director, executive officer or stockholder, has a direct or indirect material interest in any transaction since the beginning of fiscal 2015, or any currently proposed transaction, in which the Company or one of its subsidiaries is a party and the amount involved exceeds $120,000

The Company has a written policy with respect to the review, approval and ratification of related person transactions. This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $50,000 in any fiscal year; (ii) the Company is a participant and (iii) any “related person” (defined as a director, director nominee, an executive officer or someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest. Under the policy, our General Counsel will determine whether a transaction meets the definition of a related person transaction that will require review by the Audit Committee. The Audit Committee will review all related person transactions referred to them and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions. Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders will be approved. If the Company becomes aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Audit Committee, and the Audit Committee will evaluate all options available, including ratification, amendment or termination of the transaction.

The Company has determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in our proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of the Company, the related compensation would have been reported in our proxy statement if he or she was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in our proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; (v) any transaction involving competitive bids; (vi) any transaction in which the rates or charges incurred are subject to governmental regulation and (vii) any transaction involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Our executive management team approved the above policy in April 2007. Although not previously set forth in a written policy, the Company has followed the above approval procedures when considering all related person transactions in the past.

Hearthstone Merger and Related Transactions

In connection with the Hearthstone Merger (as defined below) and related transactions, the Company was involved in related party transactions with executives of the Company during fiscal 2015.

   Hearthstone Merger.

As previously disclosed in the Company’s public filings with the Securities and Exchange Commission, at the time R. J. Dourney was appointed CEO & President of the Company on March 17, 2016, he was the principal owner of Hearthstone Associates, LLC, which in turn was the sole owner of Hearthstone Partners, LLC, which was a franchisee of the Company. On March 18, 2016, the Company entered into the Election to Cause Merger Agreement with Hearthstone Associates, Hearthstone Partners and the owners of Hearthstone Associates, pursuant to which Mr. Dourney had the right to cause the Company to acquire Hearthstone Associates and Hearthstone Partners through a reverse triangular merger.

Richard Bagge, former CFO of Hearthstone and the Company’s current interim CFO from January 22, 2015, to May 15, 2015, had previously loaned $195,000 (“Debt”) to Hearthstone Associates. On March 31, 2015, pursuant to the Membership Interest Purchase Agreement and LLC Admission, Amendment and Member Consent (“Membership Agreement”), Mr. Bagge and Hearthstone Associates agreed to convert the Debt into approximately 4% of the ownership interests of Associates, thereby discharging the Debt in full. In connection with the Membership Agreement, on March 31, 2015, the Company and Hearthstone Associates entered into Amendment No. 1 (“Amendment”) to the Election to Cause Merger Agreement, pursuant to which the parties confirmed the allocation of the shares to be issued to the owners of Hearthstone Associates upon consummation of the merger.

Pursuant to the Election to Cause Merger Agreement, as amended, Hearthstone Associates merged with and into a wholly-owned subsidiary of the Company on April 1, 2015, pursuant to which Hearthstone Associates, the surviving entity, became a wholly-owned subsidiary of the Company, and Hearthstone Partners, which was a wholly-owned subsidiary of Hearthstone Associates, in turn became wholly-owned subsidiary of the Company (the “Merger”).

In consideration of the Merger, the Company issued an aggregate of 1,790,993 shares (having a fair market value of approximately $4.7 million on the closing date of the Merger) of the Company’s common stock, $.01 par value, which were distributed to the owners of Hearthstone Associates as follows: 1,701,050 shares were issued to Mr. Dourney, the Company’s CEO & President, 17,182 shares were issued to Mr. Dourney’s spouse, and 72,761 shares were issued to Richard Bagge, who was serving as the Company’s interim CFO at the time of the Merger, and who served as the Company’s Vice President Development & Real Estate from May 15, 2015, to November 30, 2016. The shares were fully vested upon issuance and were not restricted. The shares were unregistered when issued and subsequently registered under a registration statement effective June 2, 2015.

   Indebtedness Acquired in Merger

On April 1, 2015, upon completion of the Merger, we acquired through Hearthstone Associates and Hearthstone Partners an aggregate of approximately $10.8 million of indebtedness. Approximately $5.6 million of the indebtedness was paid after the closing of the Merger, including the following:

On April 1, 2015, the Company repaid an accounts payable balance in the amount of $0.2 million to R.J. Dourney, the Company’s CEO & President, who had infused the capital into Hearthstone Associates on March 31, 2015, to cover vendor payables. This liability was directly assumed by the Company in connection with the Merger.

On April 15, 2015, the Company repaid a Promissory Note in the amount of $0.3 million dated October 10, 2014, to Richard Bagge, Hearthstone’s former CFO, who was then serving as interim CFO of the Company. The Company acquired the Promissory Note upon completion of the Merger. The Promissory Note accrued interest at the rate of five percent (5.0%) per annum, and had an original maturity date of January 31, 2015. No principal or interest payments were due under the Promissory Note until the maturity date. Past due principal and interest, to the extent permitted by law, accrued interest at eleven percent (11.0%).

Prior to the Merger, Hearthstone Partners and Hearthstone Associates financed the construction of and equipment for a new franchise restaurant which opened in the first quarter of 2015, and these loans were acquired by the Company upon completion of the Merger (the “Restaurant Loans”). On April 15, 2015, the Company repaid the first Restaurant Loan in the amount of $0.3 million. The loan accrued interest at the rate of five percent (5.0%) per annum, and the original maturity date of the loan was January 31, 2015. On November 8, 2015, the Company repaid the second Restaurant Loan in the amount of $0.5 million. The loan had a fully earned non-refundable loan fee rate equal to 6.0% of the original principal, or $36,000, originally matured in November 2015, and was collateralized by certain equipment.

On April 14, 2015, the Company repaid in full a Term Note in the amount of $3.3 million dated March 20, 2009, made by R. J. Dourney to a former partner of Hearthstone Associates, in the principal amount of $3.3 million, which was transferred to Hearthstone Associates immediately prior to the Merger, as a condition of the Merger. The Company acquired the Term Note upon completion of the Merger. The Term Note accrued interest at the rate of five percent (5.0%) per annum, and had a maturity date of March 30, 2016. Commencing on June 30, 2009, and continuing until the maturity date, Mr. Dourney agreed to make quarterly payments of accrued interest in arrears at the annual rate of five percent (5.0%), quarterly principal payments of $30,000 from June 30, 2011, through March 30, 2012, quarterly principal payments of $60,000 from June 30, 2012, through December 30, 2015, and a final balloon payment of the remaining outstanding balance on March 31, 2016. Past due principal and interest, to the extent permitted by law, would accrue interest at twelve percent (12.0%). The Term Note was secured by all of the assets of Mr. Dourney and was non-assignable without the lender’s consent.

On April 6, 2015, the Company repaid in full two private investor notes in the aggregate amount of $2.0 million, including the Promissory Note dated June 1, 2013, made by Hearthstone Partners, as borrower, in favor of a third-party lender, in the principal amount of $1.5 million, and the Promissory Note dated June 1, 2013, made by Hearthstone Partners in favor of another third-party lender, in the principal amount of $0.5 million. The Company acquired these private investor notes upon completion of the Merger. The maturity dates of the private investor notes were May 31, 2016. The private investor notes accrued interest at a rate equal to LIBOR plus eight percent (8.0%) per annum. Interest was due to be paid quarterly. No principal payments were due under the private investor notes until the maturity date.

On June 3, 2015, the Company repaid in full two capital leases financed by a financial institution in the amount of $103,424. Total obligations under the capital leases were $131,000 and were collateralized by various pieces of restaurant equipment acquired under those capital leases. The Company acquired the capital leases upon completion of the Merger. As of December 28, 2015, the terms of these leases have been satisfied in full.

   Guaranteed FFCC Loans.

In connection with Merger, the Company acquired the debt obligations of Hearthstone Partners under the Secured Promissory Notes dated on or about May 9, 2013, made by Hearthstone Partners, as borrower, in favor of First Franchise Capital Corporation, as lender, in the original aggregate principal amount of $5.4 million (“FFCC Notes”). The FFCC Notes originally had a term of 60 months, commencing on June 10, 2013, and accrued interest on the outstanding balance at the rate of 5.93%. Payments of principal and interest of $60,000 were due monthly with one balloon payment of $3.2 million originally due June 10, 2018. Under each of the FFCC Notes, a late fee equal to 10.0% of the amount past due was assessed on any late payments, reduced to 5.0% on any amount paid after the maturity date. The FFCC Notes were secured by all of the assets of Hearthstone Partners, including, without limitation, the Hearthstone franchise restaurants. The FFCC Notes could be prepaid with a prepayment fee of 1.0% of the outstanding principal balance.

As a condition of the lender’s consent to the Merger, the Company agreed to guarantee the obligations of Hearthstone Partners under the FFCC Notes. As of April 1, 2015, the Company placed $5.0 million in a restricted control account as cash collateral to secure the Company’s obligations under the guaranty. On December 31, 2015, the Company paid off the principal and interest due under the FFCC Notes totaling $4.3 million, using the funds in the restricted control account, the balance of which was released to the Company.

   Indemnification and Holdback Agreement.

In connection with the Merger, the Company also entered into an Indemnification and Holdback Agreement dated April 1, 2015, with Mr. Dourney, the Company’s CEO & President. Pursuant to the Indemnification and Holdback Agreement, Mr. Dourney agreed to indemnify the Company for certain liabilities, including accounts payable and other obligations (the “A/P Amounts”) owed to third parties for goods and services received by Hearthstone Associates or its subsidiary, which were past due as of the closing of the Merger or were otherwise not in compliance with the provisions of the Election to Cause Merger Agreement. Pursuant to the Indemnification and Holdback Agreement, the parties agreed that, until resolution of the retained liabilities, the Company would hold in escrow a portion of the shares (“Holdback Shares”) that would otherwise have been distributed to Mr. Dourney upon consummation of the Merger. For the A/P Amounts, the Company held back 191,939 shares of the Company’s common stock (the “A/P Holdback Shares”).

On February 26, 2016, the Company and Mr. Dourney entered into an Agreement to resolve the A/P Amounts. Pursuant to the Agreement, Mr. Dourney forfeited, and the Company agreed to accept, the A/P Holdback Shares, and the Company agreed to waive and release Mr. Dourney from any obligation to retain, or indemnify the Company for, the A/P Amounts.

   Revenue of Franchised Restaurants Acquired in Merger.

As a result of the Merger, the Company acquired 13 franchised restaurants from Hearthstone Associates and Hearthstone Partners. For the Company’s fiscal year ended December 28, 2015, approximately $13.4 million of revenue from the franchise restaurants acquired in the Merger, was included in the Company’s consolidated statement of operations and comprehensive loss.

INDEMNIFICATION

We indemnify our directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their services to the Company. This indemnification is required under our By-laws, and we have also entered into indemnification agreements with those individuals contractually obligating us to provide this indemnification to them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and 10% stockholders to file reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC and The NASDAQ Global Market. Directors, executive officers, and 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to it, the Company believes that during fiscal 2015, its directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, other than with respect to the Form 4s filed on behalf of Vicki Baue (1 Form 4), Miguel Rossy-Donovan (1 Form 3), and Willy Nicolini (1 Form 4).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee makes all compensation decisions required to be made by the Compensation Committee pursuant to the Compensation Committee’s Charter. The current members of the Compensation Committee are Jean Birch, Chairman, and Mark Demilio. None of the Compensation Committee members has served as an officer or employee of the Company, except that Mark Demilio served as Interim CEO of the Company from August 29, 2011, to December 31, 2011. Based upon review of the NASDAQ “independence standards”, the other independent directors of the Board unanimously determined Mark Demilio to be “independent” in March 2014. No interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

II.	PROPOSAL NUMBER TWO - RATIFICATION OF AUDITORS

The Board has appointed the firm of BDO USA, LLP to be our independent registered public accounting firm for the fiscal year ending January 2, 2017, and recommends to stockholders that they vote for ratification of that appointment.

BDO USA, LLP has served in this capacity since August 11, 2004. A representative of BDO USA, LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

The appointment of the independent registered public accounting firm is approved annually by the Audit Committee and subsequently submitted to the stockholders for ratification. The Audit Committee reviews and approves in advance the scope of the audit, the types of non-audit services that we will need, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that these services will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as our independent registered public accounting firm, which included a review of BDO USA, LLP’s performance in the prior year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed its satisfaction with BDO USA, LLP in these respects.

The Company is asking its stockholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of BDO USA, LLP to stockholders for ratification because the Company values its stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If ratification is not obtained, the Audit Committee intends to continue the engagement of BDO USA, LLP at least through the end of the 2016 fiscal year but will consider whether it is appropriate to select a different independent registered public accounting firm in the future. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board of Directors unanimously recommends a vote FOR ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2017.

INDEPENDENT AUDITORS

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered by BDO USA, LLP in fiscal years 2015 and 2014. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP during fiscal years 2015 and 2014.

BDO USA, LLP
	FY 2015 Total	FY 2014 Total
Audit Fees (1)	$321,000	$277,100
Audit-Related Fees (2)	$18,000	$13,500
Tax Fees (3)	$67,500	$49,000
TOTAL	$401,500	$339,600
(1)	Audit fees consist of professional services rendered for the audit of our consolidated annual financial statements and the reviews of our quarterly financial statements. This category also includes fees for work related to review of the Annual Franchise Disclosure Document in connection with state franchise registrations and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Also includes fees for work related to review of the Form S-1 registration statement and related due diligence.
(2)	Audit-related fees consist of professional services rendered for the audit of our 401(k) plan.

(3)	Tax fees consist of fees for professional services rendered to the Company for tax compliance, tax advice and tax planning, including a study relating to Section 382 of the Internal Revenue Code of 1986, as amended, with respect to the availability of certain tax benefits.

Pre-Approved Services

Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Prior to engagement of the independent registered public accounting firm, the Committee shall pre-approve all audit services and all permitted non-audit services (including the estimated fees), except those excluded from requiring pre-approval based upon the de minimus exception set forth in Section 10A(i)(1)(b) of the Exchange Act. The Audit Committee also specifically pre-approves any engagement of the independent registered public accounting firm to provide other services.

Prior to engaging BDO USA, LLP, to render the above services, and pursuant to its charter, the Audit Committee approved the engagement for each of the above services and determined that the provision of such services by the independent registered public accounting firm was compatible with the maintenance of BDO USA, LLP’s independence in the conduct of its auditing services.

The Audit Committee will use the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit Services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.
2.	Audit-Related Services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.	Tax Services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.
4.	Other Services are those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.	PROPOSAL NUMBER THREE — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) requires reporting companies to provide their stockholders with the opportunity to vote, in an advisory capacity, on the compensation of their named executive officers. This requirement is commonly known as a “say on pay” vote.

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers for the fiscal year ended December 28, 2015, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Stockholders are urged to read the Compensation Discussion and Analysis set forth in this Proxy Statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our five most highly-compensated executive officers in fiscal year 2015.

Stockholders will be asked to cast a vote to approve, on an advisory basis, our executive compensation program through the following resolution:

RESOLVED, that the stockholders of Cosi, Inc. approve, on an advisory basis, the compensation of the named executive officers of Cosi, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in the Cosi, Inc. 2016 Annual Meeting proxy statement.

The “say on pay” vote is advisory only, meaning that it is non-binding on the Company. However, as a matter of good corporate governance and in compliance with Dodd-Frank, our Board and Compensation Committee will carefully consider the voting results of this proposal in determining the future compensation of our named executive officers.

Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

IV.	PROPOSAL NUMBER FOUR—APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

General

We are asking stockholders to consider and authorize the Board, in its sole discretion, to amend our Amended and Restated Certificate of Incorporation in order to effect a reverse stock split of the outstanding and treasury shares of our common stock having a split ratio ranging from one-for-two to one-for-twenty (“Split Ratio”), as such Split Ratio shall be determined by our Board to be in the best interests of the Company and our stockholders, and pay to our stockholders cash in lieu of fractional shares at fair market value, without further approval or authorization of our stockholders, at any time prior to the next Annual Meeting of Stockholders. On March 22, 2016, our Board adopted resolutions:

•	declaring the advisability of the reverse stock split on a basis ranging from one-for-two to one-for-twenty, as such Split Ratio shall be determined by the Board to be in the best interests of the Company and its stockholders, and authorizing that the outstanding and treasury shares of our common stock be converted into a lesser number of shares of common stock calculated in accordance with the Split Ratio (the “Reverse Stock Split”);
•	declaring the advisability of an amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split;
•	recommending that our stockholders authorize an amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split without further approval or authorization of our stockholders; and
•	authorizing any other action necessary to effect the Reverse Stock Split.

If approved by stockholders, the Reverse Stock Split would become effective by filing an amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on the date, if any, selected by our Board prior to the date of the next Annual Meeting of Stockholders. On the date of filing the amendment, each share of our common stock would automatically be converted into not less than one-twentieth and not greater than one-half of a share of common stock depending on the Split Ratio. In addition, the number of shares of our common stock subject to our outstanding options and warrants and the number of shares of our common stock issuable under our stock plans will each be reduced by a factor equal to the Split Ratio. Similarly, the exercise price of our outstanding options and warrants will be increased by a factor equal to the Split Ratio.

Our Board reserves the right, even after stockholder approval, to forego or postpone the filing of the amendment to the Amended and Restated Certificate of Incorporation if our Board determines the Reverse Stock Split not to be in the best interests of the Company and its stockholders. If the Reverse Stock Split approved by the stockholders at the Annual Meeting is not implemented before our next Annual Meeting of Stockholders, the amendment will be deemed abandoned, without any further effect. In that case, our Board may again seek stockholder approval at a future date for a reverse stock split if our Board deems a reverse stock split to be advisable at that time.

Background

Our common stock is currently listed on The NASDAQ Capital Market (“Nasdaq”). On November 18, 2015, the Company received notice from the Listing Qualifications Department of Nasdaq indicating that, for the previous 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq under Nasdaq Listing Rule 5450(a)(1) and that we would be afforded 180 calendar days, or until May 16, 2016, to regain compliance with the minimum bid price requirement. In the event the Company does not regain compliance by May 16, 2016, we may be eligible for additional time provided that we meet the continued listing requirement for market value of publicly held shares and all other initial listing stands for Nasdaq, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, Nasdaq will inform us that we have been granted an additional 180 calendar days to regain compliance. However, if it appears that we will not be able to cure the deficiency, or if we other are not eligible, Nasdaq will provide notice that our securities will be subject to delisting. If we receive the delisting notice from Nasdaq, we plan to appeal the staff determination to a Nasdaq Listing Qualifications Panel, and in connection with this appeal, we would present a plan that includes a discussion of the events that we believe will enable us to regain compliance with Nasdaq Listing Rule 5450(a)(1), which will include a commitment to effective a reverse stock split, if necessary. The appeal will stay the delisting of our common stock from Nasdaq pending the Panel’s decision, and during the stay, our shares will remain listed on Nasdaq.

Purposes and Risks of the Reverse Stock Split

In order to continue trading on Nasdaq, Cosi must satisfy the continued listing requirements for that market. Nasdaq requires a minimum bid price of $1.00 per share for continued listing. On March 28, 2016, the closing price of our common stock was $0.87. Our Board believes that the Reverse Stock Split would have the effect of increasing the trading price of our common stock, which would help to ensure a share price high enough to satisfy this Nasdaq listing requirement, although there can be no assurance that our common stock price will be maintained at such level.

Even if the Reverse Stock Split is implemented, there can be no assurance that we will be able to maintain the listing of our common stock on Nasdaq. Nasdaq maintains several other continued listing requirements currently applicable to the listing of our common stock. While we are currently in compliance with the other listing requirements (other than minimum bid price as discussed above in the section captioned “Background”), there can be no assurance that we will maintain compliance with all of the applicable requirements. Moreover, there can be no assurance that the market price of our common stock after the Reverse Stock Split will adjust to reflect the ratio of the Reverse Stock Split or that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price of our common stock. In addition, it is possible that the liquidity of our common stock will be affected adversely by the reduced number of shares outstanding following the Reverse Stock Split.

In evaluating the Reverse Stock Split, our Board also took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; and the costs associated with implementing the Reverse Stock Split. Our Board, however, determined that these negative factors were outweighed by the purpose of greater assurance that our common stock will remain listed on Nasdaq.

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split is authorized at the Annual Meeting and the Reverse Stock Split is implemented, each outstanding and treasury share of our common stock immediately prior to the effective time of the Reverse Stock Split, will automatically be converted, as of the effective time of the Reverse Stock Split, into not less than one-twentieth and not greater than one-half of a share of common stock depending on the Split Ratio. In addition, proportionate adjustments will be made to the maximum number of shares issuable under our stock plans, as well as to the number of shares underlying, and the exercise price of, our outstanding stock options. The principal effects of the Reverse Stock Split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 47,803,961 shares as of March 28, 2016, to a range of 2,390,198 to 23,901,980 shares, depending on the exact split ratio chosen by our Board, while the number of authorized shares of common stock will remain unchanged at 100,000,000 shares, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-twentieth to one-half of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the Reverse Stock Split, at an exercise price equal to 2 to 20 times the exercise price specified before the Reverse Stock Split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the Reverse Stock Split, and (iii) the number of shares reserved for issuance pursuant to the Amended and Restated Cosi, Inc. 2005 Omnibus Long-Term Incentive Plan will be reduced to one-twentieth to one-half of the number of shares currently included in such plan, depending on the Split Ratio chosen.

No fractional shares of our common stock will be issued in connection with the Reverse Stock Split, if implemented. Holders of our common stock who would otherwise receive a fractional share of our common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share, as explained more fully below under the heading “Cash Payment in Lieu of Fractional Shares”. Because no fractional shares of our common stock will be issued in connection with the proposed Reverse Stock Split, holders of less than one share of our common stock after giving effect to the Split Ratio will be eliminated in the event that the Reverse Stock Split is adopted. If as a result of the Reverse Stock Split a record holder would hold less than one share of our common stock, then such holder would no longer be a record holder of our common stock and the Reverse Stock Split would decrease the number of record holders of our common stock.

The Reverse Stock Split, if implemented by our Board, in its sole discretion, will not change the number of authorized shares of our common stock or the par value of our common stock or any other terms of our common stock. After the Reverse Stock Split, shares of our common stock will have the same voting rights, and rights to dividends and other distributions and will be identical in all other respects to our common stock now authorized. Each Company stockholder's percentage ownership of our common stock after the Reverse Stock Split will not be altered except for the effect of eliminating fractional shares.

If the Reverse Stock Split is authorized at the Annual Meeting and effected by filing an amendment to our Amended and Restated Certificate of Incorporation, some stockholders may consequently own “odd lots” of less than one hundred shares of our common stock. Odd lots may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Therefore, those stockholders who own odd lots following the Reverse Stock Split may be required to pay higher transaction costs should these stockholders then determine to sell their shares of our common stock.

If this proposal is approved and implemented, the Reverse Stock Split will have the effect of increasing the proportion of unissued authorized shares of our common stock to issued shares of our common stock. If the Reverse Stock Split is implemented, the number of outstanding and treasury shares of our common stock will be reduced by a factor equal to the Split Ratio; however, the number of shares of our common stock and preferred stock authorized by our Amended and Restated Certificate of Incorporation will not be reduced. These additional authorized but unissued shares would be available for issuance from time to time for corporate purposes and would provide the Company with flexibility for such actions as raising additional capital, acquiring assets and selling stock or securities convertible into common stock. If our Board authorizes the issuance of additional shares subsequent to the Reverse Stock Split, the dilution to the ownership interest of our existing stockholders may be greater than would have occurred had the Reverse Stock Split not been effected. Many stock issuances not involving equity compensation do not require stockholder approval, and our Board generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time. While these shares may be issued at the Board's discretion, the Company does not have any plans at this time to issue any of its authorized but unissued shares that would be available as a result of the approval and implementation of the Reverse Stock Split.

In addition, the additional shares of our common stock that would become available for issuance if the Reverse Stock Split is implemented could also be used by the Company to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our directors and management, including any transaction that may be favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then—current market prices or benefit in some other manner. For example, without further stockholder approval, our Board could strategically sell shares of our common stock in a private transaction to purchasers who would oppose a takeover. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstance, have an anti—takeover effect, the Reverse Stock Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of our common stock or obtain control of the Company.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, and Cosi is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Company's common stock under the Exchange Act.

Stockholders Procedures For Conversion of Common Stock

If the Reverse Stock Split is effected, as soon as practicable thereafter, stockholders will be notified that the Reverse Stock Split has occurred and instructions will be provided regarding what actions, if any, need to be taken at that time.

Registered and Beneficial Stockholders

Upon the effectiveness of the Reverse Stock Split, we intend to treat stockholders holding shares of our common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of our common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Registered “Book-Entry” Stockholders

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares of our common stock registered in their accounts.

If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our common stock in registered book-entry form or your cash payment in lieu of any fractional interest, if applicable. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective date of the Reverse Stock Split indicating the number of shares of our common stock you hold. If you are entitled to a payment in lieu of any fractional interest, a check will be mailed to you at your registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing this check, you will warrant that you owned the shares of our common stock for which you received a cash payment. See “Fractional Shares” above for additional information.

Registered Certificated Shares

Some registered stockholders hold shares of our common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our common stock are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the Reverse Stock Split. The Company expects that American Stock & Transfer Company will act as exchange agent for purposes of implementing the exchange of stock certificates. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-Reverse Stock Split shares of our common stock for a certificate representing the post-Reverse Stock Split shares, together with any payment of cash in lieu of fractional shares to which you are entitled.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

Cosi stockholders will not be entitled to exercise rights of appraisal in connection with the Reverse Stock Split.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional share of our common stock to which a holder of our common stock would otherwise be entitled as a result of the Reverse Stock Split, the Company will pay the holder cash equal to that fraction multiplied by the then fair market value of one share of our common stock as determined by our Board. If, at the effective time of the Reverse Stock Split, our common stock is traded on Nasdaq, our Board has determined that the fair market value of our common stock will be calculated as the average of the high and low trading prices of our common stock on Nasdaq during the regular trading hours for the five trading days immediately preceding the effective time of the Reverse Stock Split. Except for the right to receive the cash payment in lieu of a fractional share, a stockholder will not have any voting, dividend or other rights with respect to the fractional share they would otherwise be entitled to receive. Cash received in lieu of a fractional share of our common stock will be treated as payment in exchange for such common stock.

Board Discretion to Implement the Reverse Stock Split

If the Reverse Stock Split is approved at the Annual Meeting, our Board may, in its sole discretion, at any time prior to our next Annual Meeting of Stockholders, implement the Reverse Stock Split by filing the amendment to our Amended and Restated Certificate of Incorporation attached hereto as Exhibit B with the Secretary of State of the State of Delaware.

Notwithstanding the approval by the stockholders of the Reverse Stock Split at the Annual Meeting, our Board may, in its sole discretion, determine not to implement the Reverse Stock Split. Such determination will be based upon certain factors, including Cosi's then current stock price, the existing and expected marketability and liquidity of our common stock, prevailing market conditions, the likely effect on the market price of our common stock and the costs and benefits of continuing to meet the listing requirements for Nasdaq. If our Board does not implement the Reverse Stock Split before the date of our next Annual Meeting of Stockholders, the authorization provided to our Board at this Annual Meeting to effect the Reverse Stock Split will no longer have any effect. In such event, our Board would need to seek stockholder approval again at a future date for a reverse stock split if our Board deems a reverse stock split to be advisable at that time.

Our Board believes the authorization of our Board, in its sole discretion, to amend the Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split of our outstanding and treasury shares of our common stock without further approval or authorization of our stockholders is advisable and in the best interests of the Company and its stockholders.

Accounting Consequences

The Reverse Stock Split, if implemented, will not affect the par value of our common stock. As a result, at the effective time of the Reverse Stock Split, the stated capital with respect to our common stock on our balance sheet will be reduced proportionate to the effect of the Split Ratio, and the additional paid-in-capital account will be credited with the amount by which the stated capital is reduced. The Reverse Stock Split will affect our per share net income or loss and net book value per share of our common stock following the Reverse Stock Split, as there will be fewer shares of our common stock outstanding.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain material U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to holders of our common stock that hold such stock as a capital asset for U.S. federal income tax purposes and that may impact the Company. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not apply to a holder of our common stock that is a member of a special class of holders subject to special tax rules, including, without limitation, holders subject to the alternative minimum tax, banks, insurance companies or other financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons holding our common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons who acquire shares of our common stock in connection with employment or other performance of services, or U.S. expatriates. In addition, this summary does not address the tax consequences of the Reverse Stock Split arising under the unearned income Medicare contribution tax or under the laws of any foreign, state or local jurisdiction or any U.S. federal tax consequences other than federal income taxation. This summary also does not address any tax consequences arising as a result of any transactions effected before, after or at the same time as the Reverse Stock Split, whether or not such transactions were, are or will be effected in connection with the Reverse Stock Split.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of our common stock who is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the U.S. federal income tax consequences of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of the Reverse Stock Split to such party.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

U.S. Holders

In general, the Company believes that the Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder's aggregate tax basis in the common stock received in the Reverse Stock Split generally should equal the aggregate tax basis of the common stock surrendered by such holder in the Reverse Stock Split (excluding any portion of such tax basis allocated to a fractional share of our common stock), and such U.S. Holder's holding period in the common stock received in the Reverse Stock Split generally should include such holder's holding period in the common stock surrendered in the Reverse Stock Split. A holder of shares of our common stock acquired on different dates and at different prices is urged to consult such holder's own tax advisor regarding the allocation of the tax basis and holding period of such shares of our common stock to the shares of our common stock that such holder will receive in the Reverse Stock Split.

A U.S. Holder that receives cash in lieu of a fractional share of our common stock in the Reverse Stock Split generally will recognize dividend income or capital gain or loss depending on such U.S. Holder's particular facts and circumstances. To the extent the cash received by a U.S. Holder in lieu of a fractional share of our common stock in the Reverse Stock Split is treated as giving rise to dividend income for U.S. federal income tax purposes, such U.S. Holder who is an individual may be taxed at a reduced rate, subject to certain limitations. To the extent the cash received by a U.S. Holder in lieu of a fractional share of our common stock in the Reverse Stock Split is treated as a sale or exchange for U.S. federal income tax purposes, such U.S. Holder generally should recognize capital gain or loss equal to the difference between the amount of cash received by such holder and the adjusted tax basis allocated to the fractional share. Any capital gain or loss recognized by a U.S. Holder generally should be treated as long-term capital gain or loss if such holder's holding period for the common stock surrendered in the Reverse Stock Split is greater than one year at the effective time of the Reverse Stock Split. Long-term capital gains of U.S. Holders who are individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting generally will apply with respect to a U.S. Holder's receipt of cash in lieu of a fractional share of our common stock in the Reverse Stock Split. In addition, a U.S. Holder may be subject to a backup withholding tax (currently 28%) on the payment of cash in lieu of a fractional share of our common stock in the Reverse Stock Split if such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with the applicable backup withholding requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the applicable U.S. Holder's federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Assuming the Reverse Stock Split qualifies as a recapitalization, a Non-U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. In general, any capital gain recognized by a Non-U.S. Holder as a result of receiving cash in lieu of a fractional share of our common stock in the Reverse Stock Split should not be subject to U.S. federal income or withholding tax, unless: (1) such Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the United States for at least 183 days during the taxable year of the Reverse Stock Split and meets certain other conditions; (2) the gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to such Non-U.S. Holder's permanent establishment in the United States); or (3) we are or have been a “United States real property holding corporation” at any time within the shorter of the five-year period ending on the effective time of the Reverse Stock Split or the applicable Non-U.S. Holder's holding period in our common stock, and certain other conditions are met. We do not believe that we have been over the past five years, or currently are, a United States real property holding corporation.

If the cash received by a Non-U.S. Holder in lieu of a fractional share of our common stock in the Reverse Stock Split is properly treated as giving rise to dividend income for U.S. federal income tax purposes, such income may be subject to a 30% withholding tax, unless an exemption from (or reduced rate of) withholding can be established under an applicable income tax treaty. Because the determination of whether withholding should apply is very fact specific, we may withhold and pay to the IRS taxes at a rate of 30% on any cash paid to a Non-U.S. Holder in lieu of a fractional share of our common stock in the Reverse Stock Split, unless such holder can establish that it is entitled to an exemption from (or reduced rate of) withholding under an applicable income tax treaty. However, a Non-U.S. Holder may seek a refund of any withheld amount from the IRS if such holder determines that it is not properly liable for the tax liability, including because our payment of cash in lieu of a fractional share of our common stock in the Reverse Stock Split was not properly characterized as a dividend to such holder for U.S. federal income tax purposes.

Backup withholding and information reporting generally will not apply to the payment to a Non-U.S. Holder of cash in lieu of a fractional share of our common stock in the Reverse Stock Split if such Non-U.S. Holder certifies, under penalties of perjury, that it is a Non-U.S. Holder and neither we nor the transfer agent has actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the applicable Non-U.S. Holder's U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

Each Non-U.S. Holder is urged to consult such holder's own tax advisor with respect to the U.S. federal income tax consequences of the Reverse Stock Split to such holder, including the proper treatment for U.S. federal income tax purposes of any cash received in lieu of a fractional share of our common stock in the Reverse Stock Split and the potential application of the branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation.

Tax Consequences to the Company

As stated above, the Company believes that the Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization for U.S. federal income tax purposes, the Company should not recognize any income or loss for U.S. federal income tax purposes.

Further, under the Internal Revenue Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally would occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The Reverse Stock Split may trigger an ownership change with respect to our common stock.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to approve the amendment to our Amended and Restated Certificate of Incorporation to effect, at any time prior to the next Annual Meeting, the Reverse Stock Split of our common stock.

Our Board of Directors unanimously recommends a vote FOR approval of the Amendment to our Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split of our common stock.

OTHER MATTERS

Our Board does not intend to bring any other business before the meeting, and as far as is known by the Board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report, which incorporates its Form 10-K for the fiscal year ended December 28, 2015, including audited financial statements set forth therein, was sent to all stockholders of the Company along with this Proxy Statement.

SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Company’s Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners. All of the costs of solicitation of proxies will be paid by the Company.

STOCKHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

In accordance with the rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with our 2017 Annual Meeting of Stockholders must submit such proposal to the Company no later than December 20, 2016.

In addition, the Company’s By-laws have an advance notice procedure for stockholders to bring business before an Annual Meeting of Stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2017 Annual Meeting of Stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder’s stock ownership and identity, to the Company’s Secretary not earlier than December 19, 2016, nor later than January 18, 2017. However, in the event that the 2017 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2016 Annual Meeting, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2017 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2017 Annual Meeting of Stockholders was made, whichever first occurs. If the Company does not receive timely notice, the proxy holders will vote on the matter, if presented at the meeting, in their discretion.

By order of the Board of Directors,

Mark Demilio
Chairman of the Board

Dated: April 18, 2016.

EXHIBIT A

COSÌ, INC.
BOARD OF DIRECTOR CANDIDATE GUIDELINES

The Nominating/Corporate Governance Committee of Così, Inc. (“Corporation”) identifies, evaluates and recommends candidates to become members of the Board of Directors (“Board”) with the goal of creating a balance of knowledge, experience and diversity. Stockholders may also recommend candidates to the Nominating/Corporate Governance in accordance with the procedure set forth in the Nominating/Corporate Governance Committee Charter. Candidates are reviewed in the context of current composition of the Board, the operating requirements of the Corporation and the long-term interests of the Corporation’s stockholders and are evaluated for their character, judgment, business experience and acumen. In conducting this assessment, the Committee will consider and evaluate director-candidates based upon the following factors:

•	Candidates must be independent pursuant to the requirements of the National Association of Security Dealers (“NASD”).
•	Candidates should be at least 21 years of age.
•	Candidates should be accomplished in their respective fields and have reputations, both personal and professional, that are consistent with the image and reputation of the Corporation.
•	Candidates should be ethical individuals of proven judgment and competence, possessing professional experience and skills that are complementary to the needs of the Corporation.
•	Candidates should have the ability to read and understand basic financial statements. The Nominating/Governance Committee will also determine if any of the candidates satisfy the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.
•	Candidates should have knowledge of the Corporation and issues affecting the Corporation.
•	Candidates should be committed to enhancing stockholder value.
•	Candidates should understand, or have the capacity to understand, fully the legal responsibilities of a director and the governance processes of a public company.
•	Candidates should have demonstrated the ability and be willing to apply sound, objective and independent business judgment, and to assume broad, fiduciary responsibility.
•	Candidates should have, and be willing to devote sufficient time to fulfill their obligations to the Corporation and its stockholders.
•	Candidates should not have any prohibitive interlocking relationships or conflicts of interest.
•	Candidates should be able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Corporation.

A-1

EXHIBIT B

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF COSÌ, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Così, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on May 15, 1998 and amendments to the Certificate of Incorporation were subsequently duly filed and recorded.

2. Section 4.1 of ARTICLE IV of the Amended and Restated Certificate of Incorporation is amended to read in full as follows:

“TOTAL NUMBER OF SHARES OF STOCK. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 140,000,000 (One Hundred and Forty Million) shares. The authorized capital stock is divided into 40,000,000 (Forty Million) shares of preferred stock, of the par value of $.01 each (the “Preferred Stock”), and 100,000,000 (One Hundred Million) shares of common stock, of the par value of $.01 each (the “Common Stock”). For the purposes of this article IV, references to the “Board of Directors” shall refer to the Board of Directors of the Corporation as established in accordance with Article V of the Certificate of Incorporation and references to “The Certificate of Incorporation” shall refer to this Restated Certificate of Incorporation as the same may be amended from time to time.

On [•], 20 [•], at [•], each [•] shares of Common Stock, par value $.01 per share, issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.01 per share (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.”

3. That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the aforesaid amendment.

4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be signed by its President and attested by its Secretary this [•] day of [•], 20 [•].

COSÌ, INC.

By:
R. J. Dourney President and Chief Executive Officer

Attest:

By:
Miguel Rossy-Donovan Secretary

B-1

COSÌ, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Demilio and R. J. Dourney, and each or either of them, with full power of substitution, as his true and lawful agents and proxies ("Proxies") to represent the undersigned at the Annual Meeting of Stockholders of Così, Inc. ("Così" or the "Company") to be held at the offices of BDO USA, LLP, Two International Place, Fourth Floor, Boston, Massachusetts, 02110, on May 18, 2016, at 8:00 a.m. Eastern time, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of Così shown on the other side of this card with all the powers the undersigned would possess if personally thereat.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL OF THE NAMED NOMINEES AS DIRECTORS, "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT, AND "FOR" THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT, AT ANY TIME PRIOR TO THE NEXT ANNUAL MEETING, A REVERSE STOCK SPLIT OF THE OUTSTANDING AND TREASURY SHARES OF OUR COMMON STOCK HAVING A SPLIT RATIO RANGING FROM ONE-FOR-TWO TO ONE-FOR-TWENTY AS SUCH SPLIT RATIO SHALL BE DETERMINED BY OUR BOARD OF DIRECTORS TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF COSÌ, INC. SOLICITING PROXIES FOR ITS 2016 ANNUAL MEETING.

All previous proxies given by the undersigned to vote at the Cosi, Inc. Annual Meeting or at any adjournment or postponement thereof are hereby revoked.

1.1

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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